Exhibit 2.1

MASTER CONTRIBUTION AGREEMENT

by and among

GENIUS PRODUCTS, INC.,

THE WEINSTEIN COMPANY LLC

AND

THE WEINSTEIN COMPANY HOLDINGS LLC

Dated as of December 5, 2005

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9.12	Rights of Parties	49
9.13	Counterparts	49

EXHIBITS

Exhibits

Exhibit A	Certain Definitions
Exhibit B	Form of Voting Agreement
Exhibit C	Form of Assignment and Assumption Agreement
Exhibit D	Form of Video Distribution Agreement
Exhibit E	Form of Registration Rights Agreement
Exhibit F	Form of Amended and Restated Limited Liability Company Agreement
Exhibit G	Form of Amended and Restated Certificate of Incorporation of Genius
Exhibit H	Form of Services Agreement

v

MASTER CONTRIBUTION AGREEMENT

THIS MASTER CONTRIBUTION AGREEMENT (this “Agreement”) is entered into as of December 5, 2005, by and among Genius Products, Inc., a Delaware corporation (“Genius”), The Weinstein Company LLC, a Delaware limited liability company (“TWC”), and The Weinstein Company Holdings LLC, a Delaware limited liability company (the “Distributor”). Capitalized terms not otherwise defined in this Agreement are defined in Exhibit A hereto.

RECITALS

A. Genius and the Distributor wish to provide for the terms and conditions of a transaction in which Genius and the Distributor will contribute certain assets and rights to the Distributor. At the Closing, Genius will contribute substantially all of its assets and certain liabilities to the Distributor (whose sole asset prior to such contribution will be home video distribution rights with respect to certain entertainment properties of TWC pursuant to the Video Distribution Agreement), and as a result thereof Genius and the other members of the Distributor will have specified membership interests in the Distributor as set forth herein.

B. The Board of Directors of Genius has unanimously approved this Agreement and has determined that the transactions contemplated by this Agreement are expedient and for the best interests of Genius.

C. On or prior to the execution of this Agreement, (i) certain stockholders of Genius have entered into an agreement with TWC to vote their shares in favor of the transactions contemplated by this Agreement, in the form attached hereto as Exhibit B; (ii) each of Trevor Drinkwater, Rodney Satterwhite, Michael Radiloff and certain other individuals agreed to by the parties have executed employment agreements with the Distributor, or amendments to their existing employment agreements with Genius, effective upon the Closing (the “New Employment Agreements”); and (iii) Genius has received and provided copies to TWC of binding commitments, subject only to certain conditions, to receive and have available to Genius a gross amount (prior to reasonable fees, expenses and commissions related thereto) of not less than $32 million in cash from new equity financing from the issuance of additional shares of Genius Common Stock, with the proceeds of those financings available and contributed to the Distributor prior to or concurrently with the Closing (the “Financing Commitments”).

Accordingly, and in consideration of the foregoing and the representation, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I.  CONTRIBUTIONS; CLOSING

1.1 Contribution by Genius.

(a) Transferred Assets. Subject to the terms and conditions of this Agreement, at the Closing, Genius shall sell, transfer, convey, assign and deliver to the Distributor all of its right, title and interest in, to and under all of the assets, properties, goodwill and rights of Genius, other than the Excluded Assets, as the same may exist immediately prior to the Closing, free and clear of all Encumbrances, other than Permitted Encumbrances (the “Transferred Assets”), including without limitation the following:

(i) All cash, cash equivalents and marketable securities of Genius, other than (A) an amount of cash equal to (1) the aggregate amount of Excluded Liabilities which are reserved, reflected or accrued on the September 30 Balance Sheet or which have been reserved by Genius in the ordinary course of its business after September 30, 2005, which Excluded Liabilities and reserves are listed on Section 1.1(a)(i) of the Genius Disclosure Letter, less (2) amounts paid by Genius from such reserves listed on Section 1.1(a)(i) of the Genius Disclosure Letter in satisfaction of such Excluded Liabilities prior to the Closing Date, (B) an amount of cash, not to exceed $1.0 million, equal to the aggregate amount received by Genius after the date hereof and prior to the Closing Date from the exercise or conversion of options, warrants or convertible instruments, plus (C) an amount of cash equal to $1.0 million to be used solely to pay expenses of Genius;

(ii) All accounts and notes receivable, checks and negotiable instruments owned by Genius;

(iii) All inventory of products and all raw materials, work in process and finished goods owned by Genius;

(iv) All personal property, office furnishings, supplies and other tangible personal property owned by Genius;

(v) All rights in real estate leases to which Genius is a party, together with all of the right, title and interest of Genius in all land, buildings, structures, easements, appurtenances, improvements (including construction in progress) and fixtures located thereon;

(vi) All rights in leases of personal property to which Genius is a party;

(vii) All Genius Intellectual Property Rights;

(viii) All performance and other bonds, security and other deposits, advance payments, prepaid credits and deferred charges of Genius;

(ix) All rights under any and all contracts, agreements or commitments to which Genius is a party;

(x) To the extent transfer is permitted by applicable law, all licenses, permits and orders issued by any Governmental Authority;

(xi) All insurance claims, rights to any insurance proceeds and other similar claims of Genius;

(xii) All books, records, files, invoices, data bases, computer programs, manuals and other materials (in any form or medium), including, without limitation, sales and promotional materials, personnel records, accounting records, sales order files and supplier lists;

(xiii) All goodwill generated by or associated with the business of Genius and the Genius Subsidiaries; and

(xiv) All outstanding equity interests in Genius’s subsidiary, American Vantage Media Corporation, a Nevada corporation (“AVM”), or its successor entity after conversion to a limited liability company pursuant to Section 5.1.

(b) Excluded Assets. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, Genius will retain and not contribute, convey, assign or transfer, and the Distributor will not acquire, the following (collectively, the “Excluded Assets”):

(i) Corporate seals, certificates of incorporation, minute books, stock transfer records or other records related to the corporate organization of Genius;

(ii) The claims, demands, rights or causes of action described on Section 1.1(b)(ii) of the Genius Disclosure Letter, and any cash, assets or other property recovered by Genius therefrom;

(iii) Any recovery of cash, assets or other property received by Genius that represents a return of or on any amounts or obligations previously paid or incurred by Genius in connection with any Excluded Liability, including without limitation (A) recovery of costs, legal fees and penalties in an Action or Legal Proceeding constituting an Excluded Liability, (B) recovery from appeal of an Action or Legal Proceeding constituting an Excluded Liability, and (C) claims initiated by Genius arising from an Excluded Liability to the extent such recovery reimburses Genius’s out-of-pocket expenses related thereto incurred after Closing;

(iv) (A) Benefit plans and contracts of insurance of Genius for employee group medical, dental and life insurance plans and (B) all insurance policies of Genius, to the extent that the parties mutually agree that any such items should not be transferred to the Distributor, and subject to the obligation of the Distributor to reimburse Genius for the costs thereof as provided in the Services Agreement, to the extent that the Distributor receives the benefits of these plans, contracts and policies; and

(v) All rights of Genius under this Agreement and the other Transaction Agreements.

(c) Excluded Liabilities. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, Genius will, without any responsibility or recourse to Distributor, any of its affiliates, or any of their respective directors, officers, members, shareholders, officers, employees, agents, consultants, representatives, successors or assigns, absolutely and irrevocably be and shall remain solely liable for, and Genius is not assigning, transferring or setting over to the Distributor, and the Distributor is not assuming, and shall not be deemed to have assumed, any of the burdens, obligations or liabilities of Genius or any Genius Subsidiary (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability) (collectively, the “Excluded Liabilities”), unless the terms of this Agreement specifically state that such liability or obligation shall transfer to or be the responsibility of the Distributor, including, without limitation:

(i) all liabilities and obligations of Genius and the Genius Subsidiaries arising out of the ownership or operation of the business of Genius and its Subsidiaries or the ownership, use, possession or condition of the Transferred Assets prior to the Closing, other than (A) those which have been reserved, reflected or accrued on the September 30 Balance Sheet, (B) those arising after the date of the September 30 Balance Sheet in the ordinary course of business of Genius and the Genius Subsidiaries in connection with activities permitted by Section 4.2 hereof (but not including any liabilities described in Sections 1.1(c)(ii) or (iii) below), and (C) those arising under any contract, agreement or commitment which is being assigned to the Distributor hereunder other than liabilities or obligations relating to any breach thereof by Genius or the other parties thereto occurring prior to the Closing;

(ii) all liabilities and obligations arising out of any violation or alleged violation by Genius or any Genius Subsidiary of any Legal Requirement prior to, on or following the Closing, whether or not reserved, reflected or accrued on the September 30 Balance Sheet, except for (A) such liabilities and obligations arising out of any violation or alleged violation by the Distributor or any of its subsidiaries on or following the Closing or (B) such liabilities and obligations of the Distributor or any of its subsidiaries arising out of the Transaction Agreements or any of the transactions contemplated thereby;

(iii) all liabilities and obligations arising out of any Action or Legal Proceeding commenced against Genius or any Genius Subsidiary on or prior to the Closing, and any Action or Legal Proceeding commenced following the Closing against Genius or any Genius Subsidiary to the extent relating to any transactions, events or other circumstances of Genius or any Genius Subsidiary occurring or existing on or prior to the Closing, whether or not reserved, reflected or accrued on the September 30 Balance Sheet, and whether or not such Actions or Legal Proceedings are identified on the Genius Disclosure Letter;

(iv) all liabilities and obligations of Genius or any Genius Subsidiary arising out of the Excluded Assets, other than prospective liabilities arising after the Closing under Genius’s employee benefit plans;

(v) with respect to contracts assignable to the Distributor as Transferred Assets but that are not assigned as of the Closing because of (A) a failure to receive any necessary consent, approval or waiver of a third party, (B) because that assignment would violate the rights of any third party in such Transferred Asset, which violation would adversely affect the expected benefits or increase the expected costs or liabilities to the Distributor under the Transferred Asset, or (C) otherwise affect adversely the rights of the Distributor in the Transferred Asset (together, the “Unassigned Contracts”), all amounts by which the aggregate value of the benefit that would otherwise be received by the Distributor under the Unassigned Contracts or any portion thereof, to the extent such amounts exceed the benefits received by the Distributor under Alternate Arrangements, exceeds $500,000, such aggregate value to be calculated based on the discounted future revenues reasonably expected to be received under such Unassigned Contracts as of the Closing Date;

(vi) all liabilities and obligations under or arising in connection with the Financing Commitments, including, without limitation, any liabilities, obligations, damages or interest relating to Genius’s failure to file or keep effective a registration statement with respect to, or to otherwise effect the registration of, registrable securities pursuant to any registration rights agreement, warrant or other agreement entered into by Genius in connection with the Financing Commitments;

(vii) the Registration Rights Agreement; and

   (viii) burdens, obligations or liabilities (i) of Genius or any Genius Subsidiary for Taxes imposed with respect to all periods prior to the Closing, and (ii) of Genius for Taxes for all periods after the Closing, other than Taxes, if any, for which the Distributor is obligated to reimburse Genius pursuant to the Services Agreement.

(d) Assumed Liabilities. Subject to the terms and conditions of this Agreement, effective at the Closing, Genius shall assign, sell, transfer and set over to the Distributor all of Genius’s right, title, benefit, privileges and interest in and to, and all of its burdens, obligations and liabilities (i) to the extent reserved, reflected or accrued on the September 30 Balance Sheet, (ii) under the Transferred Assets that relate to periods after the Closing, (iii) arising after the date of the September 30 Balance Sheet in the ordinary course of business of Genius and the Genius Subsidiaries in connection with activities permitted by Section 4.2 hereof (but not including any liabilities described in Sections 1.1(c)(ii) or (iii), which shall remain Excluded Liabilities) or (iv) arising under any contract, agreement or commitment which is being assigned to the Distributor hereunder other than burdens, liabilities or obligations relating to any breach thereof occurring prior to the Closing (the “Assumed Liabilities”).

(e) Assignment and Assumption from Genius. At the Closing, Genius and the Distributor shall enter into a General Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit C (the “Assignment Agreement”). Notwithstanding anything herein to the contrary, if an attempted sale, assignment, transfer or delivery of any Transferred Asset under the Assignment Agreement would be ineffective without the consent or waiver of any third party, or if such an act would violate the rights of any third party in any Transferred Asset or otherwise affect adversely the rights of the Distributor in any Transferred Asset, and the applicable consent or waiver has not been obtained on or prior to the Closing, then the Assignment Agreement shall not constitute an actual or attempted sale, assignment, transfer or delivery with respect to such Transferred Asset (each, a “Restricted Asset”). Unless and until any such consent or waiver is obtained, such Restricted Asset shall not constitute a Transferred Asset and any associated liability shall not constitute an Assumed Liability for any purpose hereunder. In any such case, if the Closing has occurred, Genius shall use reasonable best efforts to obtain, as soon as practicable, such consent or waiver. The Distributor shall cooperate reasonably with Genius in obtaining such consents and waivers. Until any such consent or waiver shall have been obtained, Genius shall at the Distributor’s expense effect an alternate arrangement (an “Alternate Arrangement”), in the form of a license, sublease, operating agreement or other arrangement, in any case reasonably satisfactory to the Distributor, which results in the Distributor receiving all the benefits and bearing all the ordinary course costs, liabilities and other obligations with respect to each Restricted Asset.

1.2 Assets and Liabilities of Distributor. Subject to the terms and conditions of this Agreement, at the Closing (and prior to the contributions described in Section 1.1), the Distributor shall ensure that (a) Distributor shall hold no assets other than the home video distribution rights with respect to certain entertainment properties of TWC evidenced by the Video Distribution Agreement substantially in the form attached hereto as Exhibit D (the “Video Distribution Agreement”), and (b) Distributor shall have or be subject to no liabilities other than arising under the Distribution Agreement or this Agreement, provided that to the extent assets or liabilities cannot be transferred, the Distributor may enter into alternate arrangements similar to those contemplated by Section 1.1(e) with respect to Genius.

1.3 Consideration for Contributions.

(a) In exchange for, and in consideration of, the contribution by Genius pursuant to Section 1.1 above, at the Closing, the Distributor shall issue, and Genius shall receive, such number of Class G Units of the Distributor equal in number to thirty percent (30%) of the issued and outstanding shares of Genius as of the Closing, giving effect to (i) the shares of Genius Common Stock issued or to be issued in connection with the Financing Commitments, and (ii) any shares of Genius Common Stock issuable upon the repurchase or redemption of Class W Units as of the Closing pursuant to the terms of the Limited Liability Company Agreement (assuming all Class W Units are redeemed or repurchased for Genius Common Stock), which Class G Units shall represent a thirty percent (30%) equity interest in the Distributor as of the Closing.

(b) At the Closing, the members of the Distributor (other than Genius) shall own in the aggregate such number of Class W Units of the Distributor equal in number to seventy percent (70%) of the issued and outstanding shares of Genius as of the Closing, giving effect to (i) the shares of Genius Common Stock issued or to be issued in connection with the Financing Commitments and (ii) any shares of Genius Common Stock issuable upon the repurchase or redemption of Class W Units as of the Closing pursuant to the terms of the Limited Liability Company Agreement (assuming all Class W Units are redeemed or repurchased for Genius Common Stock), which Class W Units shall represent a seventy percent (70%) equity interest in the Distributor as of the Closing.

(c) On and after the Closing, the rights, preferences and privileges of the Class G Units and Class W Units, including the economic, voting and other rights associated therewith, shall be as set forth in the form of Amended and Restated Limited Liability Company Agreement of the Distributor attached hereto as Exhibit F (the “Limited Liability Company Agreement”).

(d) The contributions by Genius described in Section 1.1 of this Agreement is intended to constitute a nontaxable contribution described in Section 721 of the Code. The video distribution rights described in Section 1.2 are intended to be treated for tax purposes as having been previously held, and were retained by, the Distributor in connection with the prior restructuring of its assets; provided, however, that (i) in the event the Internal Revenue Service were to successfully assert that the Video Distribution Agreement was the subject of a transfer to the Distributor (or other entity) for tax purposes, or (ii) in the event TWC elects to cause the Video Distribution Agreement (or the rights granted thereunder) to be contributed to New Distributor pursuant to Section 1.5 below, in either case such transfer would also be intended to constitute a nontaxable contribution under Section 721 of the Code. None of the parties hereto shall take, or permit any of its affiliates to take, any position (orally or in writing) in connection with any tax return or proceeding or for any other tax purpose that is inconsistent with the tax positions described herein, except to the extent required to do so pursuant to a “final determination,” within the meaning of Section 1313 of the Code.

1.4 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place as soon as practicable at a time and on a date to be specified by the parties (the “Closing Date”), which shall be no later than the first business day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Morrison & Foerster LLP, 555 West Fifth Street, Suite 3500, Los Angeles, California 90013, or at such other time, date or place as agreed to in writing by the parties hereto. Effective as of the Closing or as soon as practical thereafter, the name of the Distributor will be changed to “Genius Products, LLC”, or such other name that is mutually agreed by Genius and TWC.

1.5 Creation of New Distributor. Notwithstanding anything to the contrary contained herein, at TWC’s election prior to the Closing (the “New Distributor Election”), TWC may cause Genius to make the contributions described in Section 1.1 to a newly formed Delaware limited liability company (“New Distributor”), TWC will contribute or cause to be contributed to the New Distributor the Video Distribution Agreement and the ownership of New Distributor will be as provided in Section 1.3 of this Agreement with the contributor of the Distribution Agreement receiving the Class W Units described therein, and such changes shall be made to this Agreement as the context shall require (and the parties will cooperate to take such actions as are necessary to implement such changes), and TWC shall not be required to indemnify the New Distributor for any Excluded Distributor Liabilities as provided in Section 8.2.

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF TWC

Except as specifically set forth in the sections and subparagraphs of the letter, dated as of the date of this Agreement, from TWC to Genius, corresponding to the individual Section numbers and subparagraphs of this Article II (the “TWC Disclosure Letter”), TWC hereby represents and warrants to Genius as follows:

2.1 Organization and Qualification; Subsidiaries.

(a) TWC is a limited liability company duly organized, validly existing and in good standing under the applicable Legal Requirements of the jurisdiction of its organization and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b) TWC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on TWC.

(c) TWC has provided to Genius accurate and complete copies of its certificate of formation and operating agreement, as currently in effect.

2.2 Authority.

(a) TWC has all necessary limited liability company power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby and no other proceedings on the part of TWC are necessary to authorize the Transaction Agreements to which it is a party or to consummate the transactions contemplated hereby and thereby. The Transaction Agreements to which TWC is a party constitute, or will constitute when executed, duly executed and delivered, and valid, legal, and binding agreements of TWC, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Legal Requirements affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) At meetings duly called and held, or by a duly adopted written consent, (i) the Board of Managers of TWC, (ii) the Board of Managers of The Weinstein Company Funding LLC and (iii) the Board of Representatives of the Distributor, approved this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby (together, the “TWC Approvals”), and such TWC Approvals have not been revoked, amended, modified, withdrawn or otherwise changed in any respect. No other approval of TWC, The Weinstein Company Funding LLC or the Distributor, or any of their respective members or managers, is required under any Legal Requirement applicable to any of them or under any of their respective certificates of formation or operating agreement.

2.3 Governmental Approvals. No filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery by TWC of this Agreement or any other Transaction Agreement to which it is a party or the consummation by TWC of the transactions contemplated hereby and thereby, other than (a) compliance with any applicable requirements under the HSR Act and (b) such other filings, notices, permits, authorizations consents and approvals which, if not obtained or made, could not reasonably be expected to have a Material Adverse Effect on TWC.

2.4 Conflicts. TWC is not in violation of any term of its certificate of formation or operating agreement (or other similar organizational or governing instruments). Except as set forth in Section 2.4 of the TWC Disclosure Letter, the execution, delivery and performance of this Agreement and the other Transaction Agreements by TWC and the consummation of the transactions contemplated hereby and thereby will not (a) result in any violation of or conflict with, constitute a default under (with or without due notice or lapse of time or both), require any consent, waiver or notice under any term of, or result in the reduction or loss of any benefit or the creation or acceleration of any right or obligation (including any termination rights) under, (i) the charter, certificate or articles of incorporation, bylaws or operating agreement (or other similar organizational or governing instruments) of TWC, (ii) any agreement, note, bond, mortgage, indenture, contract, lease, permit or other obligation or right, whether written or oral, to which TWC or any of its subsidiaries is a party or by which any of their assets or properties is bound or affected or (iii) assuming compliance with the matters referred to in Section 2.3, any applicable domestic or foreign Legal Requirements, except in the case of clause (ii) or (iii) where any of the foregoing would not have, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on TWC.

2.5 Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of TWC, threatened against or affecting TWC or any of its subsidiaries or any of their respective properties or assets which, if adversely determined, has had or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on TWC. Neither TWC nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on TWC.

2.6 Compliance with Applicable Law; Permits. TWC and each of its subsidiaries hold all certificates, permits, licenses, variances, exemptions, orders, and approvals of all Governmental Entities necessary for the lawful conduct of its business (the “TWC Permits”), except for failures to hold such certificates, permits, licenses, variances, exemptions, orders and approvals which have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on TWC. TWC and each of its subsidiaries are in compliance with the terms of the TWC Permits, except where the failure to comply is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on TWC. The businesses and operations of TWC and each of its subsidiaries comply in all respects with all Legal Requirements applicable to them, except where the failure to so comply could not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on TWC.

2.7 Brokers. Except for Goldman, Sachs & Co., no broker, finder, investment banker or other person is entitled to receive from TWC or its affiliates any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement.

2.8 The Distributor. The Distributor has been duly organized as a Delaware limited liability company and is validly existing and in good standing under the applicable Legal Requirements of the jurisdiction of its formation and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as proposed to be conducted following the Closing upon consummation of the transactions contemplated by this Agreement.

2.9 Disclosure.

(a) TWC has provided Genius with all the information available to it that Genius has requested of TWC for deciding whether to enter into this Agreement and effect the transactions contemplated hereby.

(b) The revised schedule of film releases as of the date hereof contained in Section 2.8 to the TWC Disclosure Letter (the “Film Release Schedule”) did not as of the date hereof, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. TWC has, as of the date hereof, cash or cash equivalents (including certificates of deposit with maturity dates subsequent to the date of this Agreement) on hand of no less than the amount indicated in Section 2.8(b) of the TWC Disclosure Letter.

(c) There is no fact or series of related facts known to TWC that has specific application to TWC and that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on TWC or, as far as TWC can reasonably foresee, that could materially adversely affect the ability of TWC to produce or acquire motion pictures or perform any of its obligations under this Agreement or the Distribution Agreement.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF GENIUS

Except as specifically set forth in the sections and subparagraphs of the letter, dated as of the date of this Agreement, from Genius to TWC, corresponding to the individual Section numbers and subparagraphs of this Article III (the “Genius Disclosure Letter”), Genius hereby represents and warrants to the Distributor and TWC as follows (where appropriate, the term “Genius” should be read to include Genius’ predecessor entity, Genius Products, Inc., a Nevada corporation, which merged with Genius on March 3, 2005 in a transaction to change the domicile of Genius):

3.1 Organization and Qualification; Subsidiaries.

(a) Genius and the Genius Subsidiaries each is a corporation duly organized, validly existing and in good standing under the applicable Legal Requirements of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b) Genius and the Genius Subsidiaries each is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

(c) The only direct or indirect subsidiaries of Genius (each, a “Genius Subsidiary”) are (i) Sanuk Corporation, a Nevada corporation, which has no active operations and is immaterial to Genius, (ii) AVM, (iii) Wellspring Media, Inc., a Nevada corporation, (iv) Wellspring Productions, LLC, a Nevada limited liability company, and (v) Genius Products, LLC, a Delaware limited liability company, which has no operations or assets. Except for the foregoing, Genius does not own, directly or indirectly, beneficially or of record, any shares of capital stock or other securities of any other entity or any other investment in any other entity. All of the outstanding shares of capital stock and other equity securities of the Genius Subsidiaries are owned, directly or indirectly, by Genius free and clear of any Encumbrances.

(d) Genius has provided to TWC accurate and complete copies of its certificate of incorporation and bylaws and the charter, articles of incorporation or organization, bylaws and operating agreement (or other similar organizational and governing instruments) of each Genius Subsidiary, all as currently in effect.

3.2 Capitalization.

(a) As of the date hereof, the authorized capital stock of Genius consists of: (i) 100,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”), of which 43,834,275 shares are issued and outstanding (not including shares of Common Stock to be issued pursuant to the Financing Commitments); and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share, none of which are issued or outstanding. All of the issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of preemptive rights. There is no contract or other agreement, arrangement or understanding providing preemptive rights in favor of any third party applicable in connection with the transactions contemplated by this Agreement (other than the financings to be effected pursuant to the Financing Commitments), including, without limitation, upon any redemption of Class W Units in exchange for Common Stock pursuant to the terms of the Limited Liability Company Agreement.

(b) Genius has reserved an aggregate of 15,765,000 shares of Common Stock for issuance to officers, directors, employees and consultants pursuant to its equity incentive plans, of which options to purchase an aggregate of 13,822,063 shares have been issued as of the date hereof. As of the date hereof, Genius has outstanding (i) options to acquire an aggregate of 6,304,205 shares of Common Stock not issued under equity incentive plans and (ii) warrants to acquire an aggregate of 12,866,907 shares of Common Stock (not including warrants to be issued pursuant to the Financing Commitments). The foregoing option amounts do not include new options proposed to be issued under or in connection with the New Employment Agreements as reflected therein.

(c) Except as set forth in this Section 3.2, as of the date hereof, there are no issued or outstanding (i) shares of capital stock or other voting securities of Genius; (ii) securities convertible into or exchangeable for shares of capital stock or voting securities of Genius; (iii) options or other rights to acquire, or obligations of Genius to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Genius; (iv) equity equivalents, interests in the ownership or earnings of Genius, or other similar rights (including stock appreciation rights); or (v) outstanding obligations of Genius to repurchase, redeem or otherwise acquire any securities of either of them (collectively, “Genius Convertible Securities”). Section 3.2(c) of the Genius Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of all Genius Convertible Securities including a summary of the material terms of thereof. Other than the Voting Agreements between certain stockholders of Genius and TWC each executed by TWC on or about the date hereof, there are no stockholder agreements, voting trusts or other agreements or understandings to which Genius is a party or to which it is bound relating to the voting of any shares of capital stock of Genius. Except as disclosed in the Genius SEC Reports filed prior to the date of this Agreement, all outstanding shares of Common Stock and convertible securities have been issued in compliance with state and federal securities law.

(d) As of the Closing, the shares of Series W Preferred stock to be issued to TWC will be duly authorized and validly issued, fully paid and non assessable. The shares of Common Stock issuable upon redemption of Class W Units pursuant to the Limited Liability Company Agreement shall be, when and if issued, duly authorized, validly issued, fully paid and non-assessable shares of Common Stock, free of any Encumbrance or restriction, other than restrictions provided in Genius’ certificate of incorporation, bylaws, the Securities Act and relevant state securities or “blue sky” laws. The shares of Common Stock issued upon redemption of Class W Units pursuant to the Limited Liability Company Agreement will be “Registrable Securities” as defined in the Registration Rights Agreement. Genius will at all times reserve and keep available, solely for the issuance and delivery upon the redemption of Class W Units, that number of authorized shares of Common Stock, and such other stock, securities or property, as from time to time shall be issuable upon the redemption of all outstanding Class W Units pursuant to the terms of the Limited Liability Company Agreement. The Class W Units to be issued to TWC at the Closing will be, when issued, duly authorized, validly issued, fully paid and non assessable membership interests of the Distributor.

3.3 Authority. Genius has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party, and subject to obtaining the approval of this Agreement and the other Transaction Agreements, and the transactions contemplated hereby and thereby, by the holders of a majority of the outstanding shares of Genius Common Stock (the “Genius Stockholder Approval”) to consummate the transactions contemplated by this Agreement and the Transaction Agreements, and no other corporate proceedings on the part of Genius is necessary to authorize the Transaction Agreements to which it is a party or to consummate the transactions contemplated hereby and thereby. The Transaction Agreements to which Genius is a party constitute, or will constitute when executed, duly executed and delivered, and valid, legal, and binding agreements of Genius, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Legal Requirements affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). The directors of Genius, at a meeting duly called and held, unanimously and duly adopted resolutions (i) approving and declaring expedient and for the best interests of Genius this Agreement, the Assignment Agreement and the other Transaction Agreements, and the transactions contemplated hereby and thereby, by this Agreement, (ii) directing that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of Genius and (iii) recommending that the stockholders of Genius adopt and approve this Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby.

3.4 SEC Reports; Financial Statements.

(a)   Since January 1, 2002, Genius has filed all forms, reports and documents (including all annexes, exhibits, schedules and supplements thereto) with the SEC required to be filed by it under the Securities Act and the Exchange Act (collectively, the “Genius SEC Reports”), each of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such Genius SEC Reports were filed. Except as set forth on Section 3.4(a) of the Genius Disclosure Letter, none of the Genius SEC Reports (including all information incorporated therein by reference) contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Genius SEC Report has been revised or superseded by a later-filed Genius SEC Report, none of the Genius SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Genius included in the Genius SEC Reports filed prior to the date of this Agreement (including all related notes) (the “Filed Financial Statements”) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC in respect thereof. Genius has delivered to TWC its unaudited consolidated balance sheet and notes thereon (the “September 30 Balance Sheet”), and the related consolidated statements of operations, stockholder’s equity and cash flows and notes thereon for the period then ended of Genius and the Genius Subsidiaries as of September 30, 2005 (together with the September 30 Balance Sheet, the “September 30 Financial Statements”).

(b)  As of their respective dates thereof, the Filed Financial Statements and the September 30 Financial Statements (i) were consistent with the books and records of Genius and the Genius Subsidiaries; (ii) presented fairly and accurately in all material respects the consolidated financial condition of Genius and the Genius Subsidiaries and the results of operations, changes in stockholder’s equity and cash flows of Genius and its subsidiaries for the periods covered thereby; and (iii) were prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered and in accordance with the rules and regulations of the SEC; provided, that the unaudited interim financial statements (x) may not contain all of the footnotes required by GAAP (y) were or are subject to normal adjustments, which were or are not expected to be material in amount and (z) should be read in conjunction with the consolidated financial statements of Genius contained in the preceding year-end report on Form 10-K.

(c)  None of the information included or incorporated by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of Genius and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Genius with respect to statements made or incorporated by reference therein consisting of information supplied by TWC in writing specifically for inclusion or incorporation by reference in the Proxy Statement.

(d)  Genius has received the advice of its independent public accountants or a “Big Four” outside accounting firm that, following the Closing, the Distributor may be consolidated with Genius for financial accounting purposes under GAAP and applicable SEC rules and regulations.

3.5 No Undisclosed Liabilities. Except as set forth in the Genius SEC Reports filed prior to the date of this Agreement, including the financial statements contained therein, Genius has not incurred any liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than liabilities (a) arising in the ordinary course of business after September 30, 2005 or (b) arising in connection with this Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby.

3.6 Absence of Changes. Except as contemplated by this Agreement or as disclosed in the Genius SEC Reports filed since September 30, 2005 and prior to the date hereof, or as noted on Section 3.6 of the Genius Disclosure Letter, since September 30, 2005, Genius and the Genius Subsidiaries have conducted their business in the ordinary and usual course consistent with past practice and there has not been:

(a) any event, occurrence or development which could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Genius;

(b) any change in Genius’ or any Genius Subsidiary’s authorized or issued capital stock (except for issuances of common stock upon the exercise of options outstanding on September 30, 2005), grant of any option or right to purchase shares of capital stock of Genius or any Genius Subsidiary, issuance of any security convertible into such capital stock or grant of any registration rights;

(c) any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of Genius or any Genius Subsidiary, any split, combination or reclassification of any shares of capital stock of Genius or any Genius Subsidiary, or any repurchase, redemption or other acquisition by Genius or any Genius Subsidiary of any securities of Genius or any Genius Subsidiary, except repurchases of unvested shares in connection with the termination of employment pursuant to stock option or purchase agreements;

(d) any amendment or change to the charter, certificate or articles of incorporation, operating agreement or bylaws (or other similar organizational or governing instrument) of Genius or any Genius Subsidiary, or any amendment of any term of any outstanding security of Genius or any Genius Subsidiary that would materially increase the obligations of Genius or any Genius Subsidiary under such security;

(e) (i) any incurrence or assumption by Genius or any Genius Subsidiary of any indebtedness for borrowed money other than under existing credit facilities (or any renewals, replacements or extensions that do not increase the aggregate commitments thereunder), except (x) in the ordinary and usual course of business consistent with past practice and in an amount not greater that $5,000 individually or $50,000 in the aggregate or (y) as permitted or required by this Agreement; or (ii) any guarantee, endorsement, or other incurrence or assumption of liability (whether directly, contingently or otherwise) by Genius or any Genius Subsidiary for the obligations of any other Person (other than any wholly-owned subsidiary of Genius), other than in the ordinary and usual course of business consistent with past practice and in an amount not greater that $5,000 individually or $50,000 in the aggregate;

(f) any creation or assumption by Genius or any Genius Subsidiary of any Encumbrance on any asset of Genius or any Genius Subsidiary other than in the ordinary and usual course of business consistent with past practice;

(g) any making of any loan, advance or capital contribution to or investment in any Person by Genius or any Genius Subsidiary, other than (i) as permitted or required by this Agreement, (ii) loans, advances or capital contributions to or investments in wholly-owned subsidiaries of Genius, (iii) loans or advances to employees of Genius or any Genius Subsidiary in the ordinary and usual course of business consistent with past practice, as described in Section 3.6(g) of the Genius Disclosure Letter or (iv) extensions of credit to customers in the ordinary and usual course of business consistent with past practice, as described in Section 3.6 of the Genius Disclosure Letter;

(h) any change in any method of accounting or accounting principles or practice by Genius or any Genius Subsidiary, except for any such change required by reason of a change in GAAP, which change has been consistently applied;

(i) any (i) making or revoking of any election relating to Taxes; (ii) settlement or compromise of any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; or (iii) change to any methods of reporting income or deductions for federal income Tax purposes;

(j) except as required by applicable law or pursuant to contractual obligations existing as of September 30, 2005, (i) any execution, establishment, adoption or amendment of, or acceleration of rights or benefits under (except for any acceleration caused by this Agreement and the transactions contemplated hereby) (A) any agreement relating to severance, (B) any Genius Employee Plan, (C) any employment or consulting agreement providing for annual base compensation of an employee in excess of $100,000 or (D) any collective bargaining agreement, (ii) any increase in the compensation payable or to become payable to any officer, director or key employee of Genius or any Genius Subsidiary, (iii) any grant of any severance or termination paid to any officer or director of Genius or (iv) any grant of any stock options or other equity related awards;

(k) any acquisition by merger or consolidation, asset acquisition or otherwise, any equity interest in or a portion of the assets of, any business or any Entity or other business organization or division thereof; or

(l) any agreement or commitment entered into with respect to the foregoing.

3.7 Governmental Approvals. No filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery by Genius of this Agreement or any other Transaction Agreement to which it is a party or the consummation by Genius of the transactions contemplated hereby and thereby, other than (a) compliance with any applicable requirements of the Securities Act, the Exchange Act and applicable state or other local securities laws and (b) compliance with any applicable requirements under the HSR Act.

3.8 Conflicts. Neither Genius nor any Genius Subsidiary is in violation of any term of its charter, certificate or articles of incorporation, bylaws or operating agreement (or other similar organizational or governing instruments). Except as set forth on Section 3.8 of the Genius Disclosure Letter, the execution, delivery and performance of this Agreement and the other Transaction Agreements by Genius and the consummation of the transactions contemplated hereby and thereby will not (a) result in any violation of or conflict with, constitute a default under (with or without due notice or lapse of time or both), require any consent, waiver or notice under any term of, or result in the reduction or loss of any benefit or the creation or acceleration of any right or obligation (including any termination rights) under, (i) the charter, certificate or articles of incorporation, bylaws or operating agreement (or other similar organizational or governing instruments) of Genius or any Genius Subsidiary, (ii) any agreement, note, bond, mortgage, indenture, contract, lease, permit, license or other obligation or right, whether written or oral, to which Genius or any Genius Subsidiary is a party or by which any of their assets or properties is bound or affected or (iii) assuming compliance with the matters referred to in Section 3.7, any applicable domestic or foreign Legal Requirements; or (b) result in the creation of (or impose any obligation on Genius to create) any Encumbrance upon any of the assets or properties of Genius or any Genius Subsidiary. Section 3.8 of the Genius Disclosure Letter sets forth a list of each Transferred Asset with respect to which the sale, assignment, transfer or delivery under the Assignment Agreement may be ineffective without the consent or waiver of any third party, or with respect to which such sale, assignment, transfer or delivery may violate the rights of any third party in any Transferred Asset or otherwise affect adversely the rights of the Distributor in any Transferred Asset (a “Required Consent”).

3.9 Litigation. Except as set forth on Section 3.9 of the Genius Disclosure Letter, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Genius, threatened against or affecting Genius or any Genius Subsidiary or any of their respective properties or assets, and neither Genius nor any Genius Subsidiary is subject to any outstanding order, writ, injunction or decree. There is no action, suit, proceeding or investigation pending or, to the knowledge of Genius, threatened against any current or former officer, director or employee of Genius or any Genius Subsidiary (in his or her capacity as such) which could reasonably be expected to give rise to a claim for contribution or indemnification against Genius. Section 3.9 of the Genius Disclosure Letter lists, as of the date hereof, all suits, claims, actions, proceedings or investigations pending or, to the knowledge of Genius, threatened against or affecting Genius or any Genius Subsidiary or any of their respective properties or assets.

3.10 Compliance with Applicable Law; Permits. Genius and each Genius Subsidiary holds all certificates, permits, licenses, variances, exemptions, orders, and approvals of all Governmental Entities necessary for the lawful conduct of its business (the “Genius Permits”). Genius and each Genius Subsidiary is in compliance with the terms of the Genius Permits. The businesses and operations of Genius and each Genius Subsidiary comply in all respects with all Legal Requirements applicable to them.

3.11 Tax Matters.

(a) Each of Genius, its subsidiaries and any individual, trust, corporation, partnership or any other entity as to which Genius is liable for Taxes incurred by such individual or entity either as a transferee, or pursuant to Treasury Regulations Section 1.1502-6, or pursuant to any other provision of federal, territorial, state, local or foreign law or regulations (the “Genius Group”) has timely filed (or has had timely filed) all Tax Returns required to be filed by each of them (or on their behalf). All such Tax Returns are true, complete and correct in all respects. The Genius Group has paid all Taxes due for the periods covered by such Tax Returns (whether or not shown on or reportable on such Tax Returns) or with respect to any period prior to the date of this Agreement. There are no liens on any of the assets of any member of the Genius Group with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that a member of the Genius Group is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established.

(b) The financial statements contained in the most recent Genius SEC Report reflect adequate reserves for all Taxes payable by Genius Group for all Taxable periods and portions thereof through the dates thereof.

(c) No deficiencies for any Taxes have been proposed, asserted, or assessed (either in writing or verbally, formally or informally) or are expected to be proposed, asserted, or assessed against the Genius Group that have not been fully paid or adequately provided for in the appropriate financial statements of Genius Group, no requests for waivers of the time to assess any Taxes are pending, and no power of attorney still in effect in respect of any Taxes has been executed or filed with any taxing authority. No member of the Genius Group has received notice (either in writing or verbally, formally or informally) or expects to receive notice that it has not filed a Tax Return or paid Taxes required to be filed or paid by it. The Tax Returns of the Genius Group have never been audited by a government or taxing authority, nor is any such audit in process, pending or threatened (either in writing or verbally, formally or informally). No waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of the Genius Group. Each member of the Genius Group has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code. No member of the Genius Group has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4T(b)(2) (determined without regard to whether such transaction is a “reportable transaction” under such regulation).

(d) Each member of Genius Group has complied in all respects with all Legal Requirements applicable to the payment and withholding of Taxes and have duly and timely withheld from employee salaries, wages and other compensation and have paid over to the appropriate taxing authority all material amounts required to be so withheld and paid over for all periods under all applicable Legal Requirements.

(e) No federal, state, local, or foreign audits or other administrative proceedings or court proceedings are presently pending in respect of any Taxes or Tax Returns of any member of Genius Group and no such member has received notice (either in writing or verbally, formally or informally) of any pending audit or proceeding in respect of any Taxes or Tax Returns.

(f) To the knowledge of the current executive officers of Genius, neither Genius nor any Genius Subsidiary has, or has ever had, a permanent establishment in a foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

3.12  Trademarks and Intellectual Property Rights.

(a) Genius owns good and marketable title to (free and clear of all Encumbrances), holds fully valid, enforceable and exclusive licenses of, or is otherwise duly authorized to use substantially all rights in and under, all Intellectual Property used or otherwise exploited by it, or represented to TWC under this Agreement to be used or otherwise exploited by it, in connection with the operation of the businesses of Genius and the Genius Subsidiaries as presently conducted and as presently proposed to be conducted (other than as contemplated in the Transaction Documents) (the “Genius Intellectual Property”).

(b) Genius has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of any other Person. Except as set forth on Section 3.12(b) of the Genius Disclosure Letter, Genius’ use of the Genius Intellectual Property does not infringe upon or otherwise violate any rights of a third party in or to Intellectual Property, and no Actions have been instituted or threatened in writing, and no written notices have been received by Genius, alleging any such infringement or violation.

(c) Genius’ representations and warranties made in this Section 3.12 shall be deemed separate from and in addition to Genius’ representations and warranties made in Section 3.15 hereof, and shall not otherwise restrict, limit, modify or otherwise affect any of Genius’ representations and warranties made in such Section 3.15 or any remedy or recovery available to TWC under this Agreement for any breach thereof.

3.13 Material Contracts.

(a) Each of the Genius Contracts constitutes the valid and legally binding obligation of Genius or the Genius Subsidiaries and, to the knowledge of Genius, the other party or parties thereto, enforceable in accordance with its terms, and is in full force and effect. There is no material default under any Genius Contract either by Genius (or the Genius Subsidiaries) or, to the knowledge of Genius, by any other party thereto, and no event has occurred that with the giving of notice, the lapse of time, or both would constitute a default thereunder by Genius (or the Genius Subsidiaries) or, to the knowledge of Genius, any other party. As of the date hereof, no party has notified Genius in writing that it intends to terminate or fail to extend any Genius Contract within one year of the date of this Agreement. No party to any Genius Contract has given written notice to Genius or any Genius Subsidiary of or made a written claim against Genius or any Genius Subsidiary in respect of any breach or default thereunder by Genius or any Genius Subsidiary.

(b) Genius has made available to TWC or filed as an exhibit to a Genius SEC Report filed prior to the date hereof a correct and complete copy of each written Genius Contract and a written summary setting forth the terms and conditions of each oral Genius Contract. Section 3.13(b) of the Genius Disclosure Letter lists each Genius Contract.

(c) Except as set forth in Section 3.13(c) to the Genius Disclosure Letter, no consent of any third party is required under any Genius Contract as a result of or in connection with, and the enforceability of any Genius Contract will not be affected in any manner by, the execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby.

3.14 Brokers. Except for Jefferies & Company, Inc. and Roth Capital Partners, and except as reflected in Genius’s letter agreement, dated August 15, 2005, with Jefferies & Company, Inc. (the “Jefferies Letter Agreement”) and letter agreement, dated November 6, 2005, with Roth Capital Partners (the “Roth Letter Agreement”), no broker, finder, investment banker or other Person is entitled to receive from Genius or any of its subsidiaries or affiliates any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement. Genius has previously provided TWC complete and correct copies of the Jefferies Letter Agreement and Roth Letter Agreement.

3.15 Licenses.

(a) On or prior to the execution of this Agreement, Genius has delivered to TWC in writing a complete list of all contracts concerning the licensing, distribution or exhibition of any assets included in the Library, either as licensor, distributor, grantor, or any other similar contract relating to the business of Genius and the Genius Subsidiaries (a “License”), currently in effect to which Genius or any Genius Subsidiary is a party, is otherwise bound or is otherwise a beneficiary, or to which any of their respective properties are subject (except for sublicenses entered into pursuant to, in accordance with or under any of the Licenses), or which otherwise constitute part of the business of Genius or any Genius Subsidiary, including without limitation: (i) all Licenses authorizing exhibition of any Library Rights by all means now known or hereafter devised; (ii) all Licenses authorizing exploitation of the Library Rights, Marks or Copyrights in merchandising, commercial tie-ins, co-promotions, theme parks or endorsements; (iii) all Licenses authorizing exploitation of the Library Rights, Marks or Copyrights in merchandising for remakes, prequels and sequels or other derivative works not otherwise referred to in (ii) above; and (iv) all options relating to (i)-(iii) above. Genius has (i) delivered or (ii) made available, or upon request by TWC, will promptly deliver or make available to TWC a true and correct copy of each License, in each case as in effect and together with all amendments or modifications thereof.

(b) Each License is in full force and effect and is valid, binding and enforceable in accordance with its terms against Genius or a Genius Subsidiary, as applicable, and, to the knowledge of Genius, any other party thereto. Except as set forth on Section 3.15(b) of the Genius Disclosure Letter, neither Genius nor any Genius Subsidiary is in default under any License, nor, to the knowledge of Genius, is any other party to any License in default thereunder and no event has occurred on the part of any party to any License which with notice or lapse of time or both would constitute a breach or default thereunder or permit termination or acceleration thereunder. Neither Genius nor any Genius Subsidiary has, nor, to the knowledge of Genius, has any other party to a License, threatened to, or taken, any action that would cause or result in a default, a breach or an anticipatory breach by such party thereunder nor has any such party alleged any such default or breach. No party to any License has given notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof. After the Closing, and following the transfer thereof to the Distributor or a subsidiary of the Distributor, all Licenses will continue to constitute legal, valid and binding obligations of the parties thereto, enforceable on the same terms as immediately prior to the Closing.

(c) Except as set forth on Section 3.15(c) of the Genius Disclosure Letter: (i) no claim or objection has been asserted by any Person against Genius or any Genius Subsidiary with respect to the ownership, validity, enforceability or use of any License; (ii) Genius or a Genius Subsidiary, is licensed or otherwise possesses the exclusive right, title and interest in and to all Licenses and all rights necessary to enforce such Licenses against third parties, (iii) any License owned by Genius or a Genius Subsidiary is, to the knowledge of Genius, free and clear of any Encumbrances created by Genius or, to the knowledge of Genius, any other party; (iv) the conduct of the business of Genius and the Genius Subsidiaries does not conflict in any manner with or infringe upon any License right or any other right of any Person, including any right of publicity or privacy; and (v) to the knowledge of Genius, there are no infringements of any Licenses owned, licensed or controlled by or to Genius or a Genius Subsidiary.

3.16 Library Rights. Without limiting any of the representations and warranties contained in Section 3.15 above:

(a)  Section 3.16 of the Genius Disclosure Letter sets forth a true, complete and accurate list of all Library Products, and the applicable territory, media, economic terms, duration and other material information with respect thereto. The Library Products include all program rights and program assets that have been and/or currently are material to the business of Genius and the Genius Subsidiaries.

(b)  There are no Encumbrances (other than Guild Encumbrances) or Actions, whether pending or, to the knowledge of Genius, threatened, involving or against any of the Library Rights, and the Distributor shall be able to exploit the Library Rights to the full extent provided by the Genius Contracts and applicable Legal Requirements.

(c)  Except as set forth on Section 3.16(c) of the Genius Disclosure Letter, there are no Participations or residuals in favor of any Person with respect to the Contracts, Licenses or Library Products. Genius or a Genius Subsidiary has timely paid all Participations due and payable on or prior to the Closing Date in accordance with past practice as such practice relates to the timing of such payments and as described on Section 3.16(c) of the Genius Disclosure Letter, and have accrued or will accrue for all Participations that should be accrued in accordance with GAAP consistently applied. No Participation or residual is subject to acceleration in any manner whatsoever as a result or by reason of the transactions contemplated by this Agreement. Except as set forth on Section 3.16(c) of the Genius Disclosure Letter, the Company is not in default, in any material respect, or has failed to perform in any material respect any obligation with respect to the payment of any such Participations or residuals.

(d)   Set forth on Section 3.16(d) of the Genius Disclosure Letter is a true, accurate and complete list of each guild, union or labor organization on behalf of which a Guild Encumbrance is applicable to the exploitation of any assets included in the Library. Genius and each of the Genius Subsidiaries have complied with all requirements under any applicable collective bargaining agreements and have paid all amounts that are due and payable (and have accrued all amounts that should be accrued in accordance with GAAP consistently applied), under all applicable collective bargaining agreements with any union or guild or any other Contract by reason of any past or current television re-runs or theatrical, home video, television or other exhibitions or exploitation of any of the Library Rights or Library Underlying Properties (or from the exploitation of any derivative works based thereon) or any so-called “separation of rights” or similar provisions in any of the foregoing agreements.

(e)  Genius or a Genius Subsidiary owns or controls and has access to all customary Library Tangible Properties necessary for the exploitation of each Library Product in the media and manner currently conducted and contemplated to be conducted. The Library Tangible Properties are stored and maintained directly by the Company or on their behalf in film storage facilities or in film laboratories in accordance with recognized major motion picture studio standards for the use and preservation of such materials. To the extent any Library Tangible Properties are not owned directly by Genius or a Genius Subsidiary, Genius or a Genius Subsidiary has customary access sufficient to exploit such Library Tangible Properties in the manner currently exploited and as contemplated to be exploited, including the right to remove such materials.

(f)  Except as set forth in Section 3.16(f) of the Genius Disclosure Letter, the Library Products, Library Underlying Properties and all elements thereof are registered, applied for or otherwise protected and validly subsisting under Applicable Copyright Law and are not in the public domain in the United States or any country party to the Universal Copyright Convention or the Berne Convention. To the Knowledge of Genius, no third party has a conflicting copyright with respect thereto outside the United States. A valid copyright notice that conforms to the requirements, if any, of Applicable Copyright Law relating to the elements, placement and other requirements of such notice appears on each Library Product.

(g)   All the Library Music Rights are (i) controlled by American Society of Composers, Authors and Publishers (“ASCAP”), Broadcast Music Inc. (BMI”), SESAC or other applicable music performing rights organization, (ii) in the public domain throughout the world, (iii) duly licensed or otherwise owned by the Company with sufficient rights to permit their public performance in connection with the exhibition of the Library Products or (iv) are used by Genius and the Genius Subsidiaries in a manner consistent with industry practice, which use will not result in or give rise to a claim by a third party of illegal or unauthorized use by the Company.

3.17 Insurance. Section 3.17 of the Genius Disclosure Letter sets forth a complete and correct list of all insurance policies currently in force or in force at any time subsequent to January 1, 2002 with respect to Genius or any Genius Subsidiary, excluding all policies that are Genius Employee Plans, (the “Insurance Policies”), including without limitation all “occurrence based” liability policies, all errors and omissions policies and all production package policies. The Insurance Policies are in full force and effect and are valid, outstanding and enforceable, and all premiums due thereon have been paid. Except as set forth on Section 3.17 of the Genius Disclosure Letter, no insurance claims of more than Ten Thousand Dollars ($10,000) have been made during the past three (3) years and are currently outstanding and unsettled, including without limitation insurance claims on the producer’s errors and omissions policies that Genius or a Genius Subsidiary or any of their respective predecessors maintain or have maintained with respect to the Library Films.

3.18 Employee Matters; ERISA.

(a) Section 3.18(a) of the Genius Disclosure Letter lists all employee benefit plans (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder (“ERISA”)), all bonus, stock option, stock purchase, incentive, deferred compensation, retirement, supplemental retirement, severance and other or similar material fringe or employee benefit plans, programs or arrangements, whether written or oral, all consulting, employment, termination, change-in-control, severance or similar agreements with current, former and retired employees, officers, consultants, independent contractors, agents and directors of Genius and the Genius Subsidiaries (each, an “Employee”), in each case, pursuant to which the Genius or any Genius Subsidiary has or may have liability, contingent or otherwise (together, the “Genius Employee Plans”). Genius has delivered or made available to TWC true, complete and correct copies of each Genius Employee Plan.

(b) No Genius Employee Plan, and no other plan or arrangement ever sponsored or maintained, contributed to or required to be contributed to, by Genius, any Genius Subsidiary or any Genius ERISA Affiliate, is or was (i) an employee benefit plan subject to Title IV of ERISA or Section 312 of the Code or (ii) a “multi-employer plan” (within the meaning of Section 4001(a)(3) of ERISA). For purposes of this Agreement, “Genius ERISA Affiliate” shall mean any business or entity which is a member of a “controlled group of corporations,” under “common control” or a member of an “affiliated service group” with Genius within the meaning of Sections 414(b), (c) and (m) of the Code, or required to be aggregated with Genius under Section 414(o) of the Code, or under “common control” with Genius, within the meaning of Section 4001(a)(14) of ERISA.

(c) Except as disclosed in the Genius SEC Reports filed prior to the date of this Agreement, none of the Genius Employee Plans promises or provides retiree medical or other retiree welfare benefits to any Employee, other than health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA. Except as set forth in the Genius SEC Reports filed prior to the date of this Agreement or in Section 3.18(c) of the Genius Disclosure Letter (i) to the knowledge of Genius, no party in interest or disqualified Person (as defined in Section 3(14) of ERISA and Section 4975 of the Code) has at any time engaged in a transaction with respect to any Genius Employee Plan which could subject Genius or any Genius ERISA Affiliate, directly or indirectly, to any tax, penalty or other liability for prohibited transactions under ERISA or Section 4975 of the Code; (ii) no fiduciary of any Genius Employee Plan has, to the knowledge of Genius, breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA; (iii) all Genius Employee Plans have been established and maintained substantially in accordance with their terms and have been operated in material compliance with the requirements of applicable law, and Genius, its subsidiaries and Genius ERISA Affiliates have performed all material obligations required to be performed by them under, and are not in default under or in violation of, any of the Genius Employee Plans; (iv) each Genius Employee Plan which is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service (“IRS”) as to such qualification and stating that each trust forming a part of any such Genius Employee Plan is exempt from tax pursuant to Section 501(a) of the Code or there is time remaining under Section 401(b) of the Code and the IRS regulations and pronouncements thereunder to apply for such favorable determination letter, and, to the knowledge of Genius, nothing has occurred which could reasonably be expected to result in the revocation of such determination or the denial of such determination on application; (v) all contributions required to be made with respect to any Genius Employee Plan have been made on or before their due dates (including any extensions thereof); and (vi) no Genius Employee Plan nor Genius, any Genius Subsidiary, any Genius ERISA Affiliate, nor any administrator, trustee or other fiduciary of any Genius Employee Plan is the subject of any actual or, to the knowledge of Genius, threatened action, proceeding, investigation, claim, audit or investigation with respect to any Genius Employee Plan including, without limitation, by the IRS, the Department of Labor or the PBGC, other than benefit claims in the ordinary course of administration of such Genius Employee Plan.

(d) Section 3.18(d) of the Genius Disclosure Letter sets forth a true and complete list of each Employee who holds (i) any Genius Option as of the date of this Agreement, together with the number of shares of Common Stock subject to such option, the exercise price of such option, the vested and unvested portion of such option, whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, the expiration date of such option and to what extent, if any, the vesting of such option will accelerate as a result of this Agreement and the transactions contemplated hereby or (ii) any shares of Common Stock that are restricted and the date(s) of lapse of such restrictions. In addition, Section 3.18(d) of the Genius Disclosure Letter sets forth, in the aggregate, the number of shares of Common Stock underlying (i) all other outstanding rights under Genius Employee Plans (other than plans that are qualified plans under Section 401(a) of the Code) to receive shares of Common Stock, to the extent that such shares of Common Stock are not included in the number of shares set forth in Section 3.2(b) and (ii) compensation based on the value of shares of Common Stock.

(e) Except as disclosed on Section 3.18(e) of the Genius Disclosure Letter, the execution and delivery of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Genius Employee Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee (other than vesting as required under Section 411(d)(3) of the Code and distribution of benefits in connection with the termination of a employee pension plan if required under this Agreement), or (ii) result in the triggering or imposition of any restrictions or limitations on the right of Genius, the Distributor or any of their respective subsidiaries to amend or terminate any Genius Employee Plan. No payment or benefit which is required to be paid or distributed, prior to or after the Closing, by TWC, Genius, the Distributor or any of their respective subsidiaries to any Employee will be characterized as an “excess parachute payment,” within the meaning of Section 280G(b)(1) of the Code. No Employee is entitled to receive any additional payment from Genius or any Genius Subsidiary, the Distributor or any other Person in the event that the excise tax required by Section 4999(a) of the Code is imposed on such Person.

(f) There is no commitment covering any Employee that, individually or in the aggregate, could be reasonably likely to give rise to the payment of any amount that would result in a material loss of tax deductions pursuant to Section 162(m) of the Code.

3.19 Labor Matters. Except as set forth in Section 3.19 of the Genius Disclosure Letter, no work stoppage or labor strike against Genius or any Genius Subsidiary by Employees is pending or threatened. Neither Genius nor any Genius Subsidiary (i) is involved in or threatened with any labor dispute, grievance, or litigation relating to labor matters involving any Employees, including, without limitation, violation of any federal, state or local labor, safety or employment laws (domestic or foreign), charges of unfair labor practices or discrimination complaints; (ii) has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act; or (iii) is presently, nor has been in the past a party to, or bound by, any guild, union or other collective bargaining agreement or union contract with respect to Employees (including, without limitation, any agreement with any guild, union or labor organization) and no such agreement or contract is currently being negotiated by Genius or any of its affiliates. No Employees are currently represented by any guild or labor union for purposes of collective bargaining and, to the knowledge of Genius, no activities the purpose of which is to achieve such representation of all or some of such Employees are threatened or ongoing. Genius and each Genius Subsidiary (i) is in compliance with all applicable federal, state and local laws, rules and regulations (domestic and foreign) respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for Employees.

3.20 Title to Properties.

(a) Each of Genius and the Genius Subsidiaries has good and marketable title to, or valid leasehold interests in, all its respective properties and other assets except for such as are no longer used or useful in the conduct of its business or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate have not interfered with, and could not reasonably be expected to interfere with, its ability to conduct its business as presently conducted. All such assets and properties, other than assets and properties in which Genius or any Genius Subsidiary has a leasehold interest, are free and clear of all Encumbrances, except for Encumbrances that individually or in the aggregate have not interfered with, and could not reasonably be expected to interfere with, the ability of Genius or any Genius Subsidiary to conduct its business as presently conducted.

(b) Each of Genius and the Genius Subsidiaries has complied with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Each of Genius and the Genius Subsidiaries enjoys peaceful and undisturbed possession under all such leases.

(c) Genius’ representations and warranties made in this Section 3.20 shall be deemed separate from and in addition to Genius’ representations and warranties made in Section 3.15 hereof, and shall not otherwise restrict, limit, modify or otherwise affect any of Genius’ representations and warranties made in such Section 3.15 or any remedy or recovery available to TWC under this Agreement for any breach thereof.

3.21 Opinion of Financial Advisor. The Board of Directors of Genius has received the written opinion of Jefferies & Company, Inc., dated as of the date of this Agreement, to the effect that, subject to the qualifications and limitations contained therein, as of the date of this Agreement, the “Genius Consideration” (as defined in the opinion) is fair, from a financial point of view, to Genius, a signed copy of which opinion has been, or will promptly be, delivered to TWC (the “Fairness Opinion”).

3.22 Restrictions on Business Activities. Except for this Agreement, there is no judgment, injunction, order or decree or agreement (including, without limitation, agreements containing provisions restricting Genius, any Genius Subsidiary or any of their respective affiliates from entering or engaging in any line of business, agreements containing geographic restrictions on Genius’ or any Genius Subsidiary’s ability to operate their respective businesses and agreements containing rights of first refusal, rights of first offer, exclusivity, “requirements” or similar provisions) binding upon Genius or any Genius Subsidiary which has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of the businesses of Genius, any Genius Subsidiary or, after the Closing, (i) the Distributor or (ii) TWC or its affiliates and their respective officers, directors, members, employees, consultants, representatives or other agents.

3.23 Environmental Matters. Each of Genius and the Genius Subsidiaries is, and at all times have been, in full compliance with, and have not been and are not in violation of or liable under any applicable Legal Requirements relating to environmental laws and regulations (“Environmental Laws”). There are no claims, notices, civil, criminal or administrative actions, suits, hearings, investigations, inquiries or proceedings pending or, to the knowledge of Genius, threatened against Genius or any of the Genius Subsidiaries that allege the violation of any Environmental Law, or that could lead to the imposition of any liability or other obligation of Genius under any Environmental Law.

3.24 Sarbanes Oxley; Internal Accounting Controls. Genius is in compliance with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it as of the date hereof and as of the Closing Date. Genius and the Genius Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Genius has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for Genius and designed such disclosure controls and procedures to ensure that material information relating to Genius and the Genius Subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which Genius’ most recently filed periodic report under the Exchange Act, as the case may be, is being prepared. Genius’ certifying officers have evaluated the effectiveness of Genius’ disclosure controls and procedures as of a date prior to the filing date of the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). Genius presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Section 3.24 of the Genius Disclosure Letter describes all actions taken by Genius and its management since the completion of the audit of Genius’ consolidated financial statements for the year ended December 31, 2004 to respond to or correct any material weaknesses in Genius’ internal controls and accounting or audit functions relating to the business of Genius and the Genius Subsidiaries, including, without limitation, all actions taken to address the material weaknesses noted in the letter of Singer Lewak Greenbaum & Goldstein LLP dated March 29, 2005 to the Board of Directors of Genius.

3.25 Listing and Maintenance Requirements. Genius’ Common Stock is registered pursuant to Section 12(g) of the Exchange Act, and Genius has taken no action designed to, or which is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has Genius received any notification that the SEC is contemplating terminating such registration. Genius has not, in the 12 months preceding the date hereof, received notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that Genius is not in compliance with the listing or maintenance requirements of such Trading Market. Genius is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

3.26 Application of Takeover Protections. Genius and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under Genius’ Certificate of Incorporation (or similar charter documents) or the laws of its state of incorporation (including Section 203 of the Delaware General Corporation Law) that is or could become applicable to TWC and its affiliates and their respective officers, directors, members and employees, and any transferee acquiring from TWC any of the Class W Preferred Stock to be issued by Genius or the Class W Units to be issued by the Distributor, as a result of TWC and its affiliates, successors and assigns and Genius fulfilling their obligations or exercising their rights under the Transaction Agreements, including without limitation, in connection with Genius’ issuance of (i) Class W Preferred Stock and (ii) Common Stock upon the redemption or repurchase of Class W Units pursuant to the terms of the Limited Liability Company Agreement.

3.27 Disclosure.

(a) Genius has provided TWC with all the information available to it that TWC has requested of Genius for deciding whether to enter into this Agreement and effect the transactions contemplated hereby. None of Genius’s representations or warranties in this Agreement or any other agreements, nor any written information or statements or certificates made or delivered by Genius in connection herewith, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which they were made.

(b) There is no fact or series of related facts known to Genius that has specific application to Genius and that could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Genius or (as far as Genius can reasonably foresee), that could materially adversely affect the assets, liabilities, business, prospects, financial condition, operations, or results of operations of Genius, that has not been set forth in this Agreement.

3.28 Equity Financing. The Financing Commitments (i) have been issued or made in favor of Genius and are in full force and effect on the terms set forth therein without modification or amendment and (ii) are conditioned only upon occurrence of the Closing and no material adverse change in Genius’s business, financial condition or operations subsequent to the date hereof. Copies of the Financing Commitments have been previously delivered to TWC.

3.29 Affiliate Contracts and Affiliated Transactions. Except as set forth on Section 3.29 of the Genius Disclosure Letter, except as set forth in the Genius SEC Reports filed prior to the date of this Agreement, to Genius’s knowledge no officer or director of Genius or any Genius Subsidiary (or any family of any such Person who is an individual or any entity in which any such Person or any such family member owns a material beneficial interest) or any Person owning 1% or more of the Genius Common Stock is a party to any contract with or binding upon Genius or any Genius Subsidiary or any of their respective properties or assets or has any interest in any property or asset of Genius or any Genius Subsidiary, or has engaged in any transaction with any of the foregoing within the last three (3) years.

3.30 Foreign Corrupt Practices Act. None of Genius, any Genius Subsidiary, or any of their respective officers, directors, members, employees, consultants, representatives or other agents has at any time offered, promised, authorized or made, directly or indirectly, any bribes, kickback payments other illegal payments or inducements to any Foreign Official in order to assist Genius in obtaining or retaining business for or with, or directing business to, any Person, in any case in violation of the United States Foreign Corrupt Practices Act of 1977 or other applicable Legal Requirements. For purposes hereof, a “Foreign Official” means an employee of a non-U.S. Governmental Authority, a member of a non-U.S. foreign political party, a non-U.S. foreign political candidate, an officer of a public international organization, or an officer or employee of a foreign state-owned enterprise, where the term “foreign” has the meaning ascribed to it under the United States Foreign Corrupt Practices Act, as amended and interpreted from time to time.

ARTICLE IV. PRE-CLOSING COVENANTS

4.1 Conduct of Business by TWC. TWC shall not, between the date of this Agreement and the earlier of the termination of this Agreement or the Closing Date, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Genius:

(a) engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into that could reasonably be expected to materially adversely affect TWC’s ability to deliver “Covered Product” under the Distribution Agreement or otherwise perform its material obligations under the Distribution Agreement.

(b) fail to comply in all material respects with applicable Legal Requirements where the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on TWC;

(c) engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into that could reasonably be expected to delay the consummation of, or otherwise adversely affect any of the transactions contemplated hereunder;

(d) take any action that would, or could reasonably be expected to, result in any of the representations and warranties of TWC set forth in this Agreement to be untrue or any condition set forth in Article VI to not be satisfied; or

(e) announce an intention, enter into any formal or informal agreement or arrangement, or otherwise make a commitment to do any of the foregoing.

4.2 Conduct of Business by Genius. Genius covenants and agrees that, between the date of this Agreement and the earlier of the termination of this Agreement or the Closing Date, unless TWC shall otherwise agree in writing and except as specifically permitted, contemplated or required by any of the Transaction Agreements and except for those actions reasonably taken in furtherance of any of the Transaction Agreements, the business of Genius and the Genius Subsidiaries shall be conducted only in, and neither Genius nor any Genius Subsidiary, shall take any action except in, the ordinary course of business and in a manner consistent with past practice, and Genius shall use its reasonable best efforts to (i) preserve intact its business organization, (ii) keep available the services of its officers and employees and (iii) maintain its existing relations and goodwill with customers, suppliers, regulators, distributors, creditors, lessors, sales agents and others having business dealings with it. Except as specifically permitted, contemplated or required by any of the Transaction Agreements and except for those actions reasonably taken in furtherance of any of the Transaction Agreements, Genius shall not, or shall cause each Genius Subsidiary not to, between the date of this Agreement and the earlier of the termination of this Agreement or the Closing Date, directly or indirectly, do, or propose to do, any of the following without the prior written consent of TWC:

(a) amend or otherwise change the articles or certificate of incorporation or bylaws or equivalent organizational documents of Genius or any Genius Subsidiary;

(b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) (A) any shares of any class of capital stock of Genius or any Genius Subsidiary (except shares of Common Stock to be issued pursuant to the Financing Commitments, or pursuant to the exercise or conversion of instruments which are exercisable or convertible for shares of Genius capital stock and outstanding on the date hereof or issued pursuant to the Financing Commitments), (B) any options (except (x) options to be issued pursuant to the New Employment Agreements or pursuant to board-approved employee benefit plans or agreements in existence on the date hereof, (y) documentation for options identified on Schedule C to Section 3.2(c) of the Genius Disclosure Letter which may not have been delivered to an optionee as of the date hereof or (z) options issued in the ordinary course for not more than 1,000,000 shares in the aggregate or 100,000 to any individual and having a vesting schedule of no less than three years), (C) any warrants (except warrants to be issued pursuant to the Financing Commitments), (D) any convertible securities or other rights of any kind to acquire any shares of such capital stock, or (E) any other ownership interest of Genius or any Genius Subsidiary; or (ii) any material assets of Genius;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the capital stock of Genius or any Genius Subsidiary;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the capital stock of Genius or any Genius Subsidiary, except repurchases of unvested shares in connection with the termination of employment pursuant to stock option or purchase agreements;

(e) except for changes expressly required or contemplated in this Agreement, increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of Genius or any Genius Subsidiary who are not directors or officers of Genius, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of Genius or any Genius Subsidiary, or establish, adopt, enter into or amend any employee benefit, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination , severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

(f) take any action with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable, except as required by GAAP, the rules and regulations of the SEC or comments received from the staff of the SEC upon review of Genius’s filings and subject to the rights of TWC under Sections 5.2 and 5.4 hereof);

(g) fail to maintain the books, account and records of Genius or any Genius Subsidiary in the usual, regular and ordinary manner, in accordance with GAAP applied on a consistent basis;

(h) fail to comply in all respects with applicable Legal Requirements where the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Genius;

(i) engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into that could reasonably be expected to materially delay the consummation of, or otherwise adversely affect any of the transactions contemplated hereunder, except (i) as may otherwise be required by applicable law or (ii) for such delays due to actions reasonably taken by Genius to secure any Governmental Approval required to complete the transactions contemplated hereby or to satisfy any other condition set forth in Article VI;

(j) take any action that would, or could reasonably be expected to, result in any of the representations and warranties of Genius set forth in this Agreement to be untrue or any condition set forth in Article VI to not be satisfied;

(k) take any action that could reasonably be expected to cause the shares of Genius Common Stock to cease to be quoted on the OTC Bulletin Board;

(l) issue, deliver, grant, sell, pledge or otherwise dispose of any bonds, debentures, notes or other indebtedness, or refinance, replace or amend the terms of any such indebtedness;

(m) except as expressly required or contemplated by this Agreement or any of the Transaction Agreements, (i) incur any indebtedness for borrowed money (including by issuance of debt securities) or issue any debt securities, assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances (other than loans or advance to employees of Genius and the Genius Subsidiaries in the ordinary course of business consistent with past practice or guarantees of obligations of the Genius Subsidiaries) or make any capital contributions to, or investments in, any other Person (other than a Genius Subsidiary), other than in the ordinary course of business and in amounts that are not material; (ii) authorize any single capital expenditure or series of related capital expenditures in excess of $25,000 or capital expenditures which are, in the aggregate, reasonably likely to result in aggregate capital expenditures in excess of $250,000 by Genius and the Genius Subsidiaries taken as a whole for the period following the date hereof and prior to Closing; (iii) whether or not in the ordinary course of business of Genius, make any expenditure of cash or cash equivalents or commitment (whether such commitment is to be satisfied in cash or in non-cash consideration) in excess of $75,000 individually or in the aggregate relating to the acquisition of Library Products, provided, that Genius shall promptly notify TWC of any expenditure or commitment (whether such commitment is to be satisfied in cash or in non-cash consideration) for the acquisition of Library Products not exceeding $75,000 individually or in the aggregate; or (iv) make any expenditure or investment of cash or cash equivalents in excess of $5,000 individually or $25,000 in the aggregate which is not otherwise contemplated by this Section 4.2(m) and not made in the ordinary course of business of Genius.

(n) settle or compromise any pending or threatened suit, action or claim, or commence any suit, action or claim involving a cash payment or compromise of a claim in excess of $25,000, provided that in the case of any Excluded Liability or Excluded Asset, the prior written consent of TWC to any such settlement, compromise or commencement shall not be unreasonably withheld;

(o) adopt a plan or complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Genius or any Genius Subsidiary not constituting an inactive Subsidiary;

(p) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (i) in the ordinary course of business and consistent with past practice or in accordance with their terms of liabilities reflected or reserved against in the September 30 Financial Statements, (ii) of liabilities incurred in the ordinary course of business and consistent with past practice, or (iii) not requiring payment of consideration of $5,000 individually or $25,000 in the aggregate, provided that in the case of any Excluded Liability, the prior written consent of TWC to any such payment, discharge or satisfaction shall not be unreasonably withheld;

(q) enter into, amend or otherwise modify a Genius Contract;

(r) sell, transfer or license to any Person or otherwise extend, amend or modify any rights to the Genius Intellectual Property Rights, or acquire any rights that would constitute Genius Intellectual Property Rights if such rights were in existence on the date hereof;

(s) except as may be required by law, make any material tax election, make or change any method of accounting with respect to Taxes, file any amended Tax Returns or settle or compromise any material federal, state, local or foreign Tax liability;

(t) sell, lease, license, encumber or otherwise dispose of any properties or assets;

(u) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any Entity or other business organization or division thereof, or enter into any joint ventures, strategic partnerships or alliances;

(v) take any affirmative action, or fail to take any action, as a result of which any of the changes or events listed in Section 3.6 of this Agreement would be reasonably likely to occur; or

(w) announce an intention, enter into any formal or informal agreement or arrangement, or otherwise make a commitment to do any of the foregoing.

4.3 Exclusive Dealing Agreements.

(a) Genius shall not, nor shall it authorize or permit any Genius Subsidiary to, nor shall it authorize or permit any officer, director, employee or affiliate of, or any investment banker, attorney or other advisor or representative (collectively, “Representatives”) of, Genius or any Genius Subsidiary to, (i) solicit, initiate or knowingly encourage (including by way of providing any information not provided generally to the public) any prospective purchaser or the submission of any Competing Transaction Proposal (as defined in Section 4.3(e)), take any action designed to facilitate any inquiries, offers, or proposals, or make any other efforts or attempts that constitute, or may reasonably be expected to lead to, any Competing Transaction Proposal, or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, offers, proposals, discussions or negotiations, (ii) accept a Competing Transaction Proposal or enter into any agreement or agreement in principle with respect to any Competing Transaction Proposal or enter into any agreement or agreement in principle requiring Genius to abandon, terminate or fail to consummate the transactions contemplated by this Agreement or breach its obligations under this Section 4.3, or (iii) furnish to any Person any information with respect to, any Competing Transaction Proposal; provided, however, that if at any time prior to obtaining the Genius Stockholder Approval, (i) Genius has otherwise complied with its obligations under this Section 4.3 and Genius has received a written proposal for a Competing Transaction Proposal from a Person that the Board of Directors of Genius determines in good faith to be bona fide, (ii) the Board of Directors of Genius determines in good faith, after consultation with its independent financial advisors and outside counsel, that such Competing Transaction Proposal constitutes or could reasonably be expected to constitute a Superior Genius Proposal, and (iii) after consultation with its outside counsel, the Board of Directors of Genius determines in good faith that taking such action is necessary for the Board of Directors of Genius to comply with its fiduciary duties under applicable Legal Requirements, then in response to such Competing Transaction Proposal, and subject to compliance with Section 4.3(c), Genius may (x) furnish information with respect to Genius to the Person making such Competing Transaction Proposal and its Representatives pursuant to a customary confidentiality agreement that contains provisions which are no less favorable to Genius than those contained in the Confidential Letter of Intent between TWC and Genius, dated September 19, 2005, and (y) participate in discussions or negotiations (including solicitation of a revised Competing Transaction Proposal from such Person) with such Person and its Representatives regarding such Competing Transaction Proposal. Notwithstanding anything contained in the previous sentence, prior to making the determination and taking any actions described in clauses (i), (ii) and (iii) of the proviso to the previous sentence, Genius may engage in discussions (solely to clarify the terms of such Competing Transaction Proposal) with the Person making a Competing Transaction Proposal in order to determine whether such Competing Transaction Proposal constitutes or could reasonably be expected to constitute a Competing Transaction Proposal. Genius shall, and shall cause its Representatives to, promptly provide to TWC any non-public information concerning Genius or any Genius Subsidiary that is provided to any Person. Genius shall, and shall cause its Representatives to, cease immediately all discussions and negotiations taking place as of the date of this Agreement regarding any proposal that constitutes, or may reasonably be expected to lead to, a Competing Transaction Proposal.

(b) Neither the Board of Directors of Genius nor any committee thereof shall (i) withdraw or modify in a manner adverse to TWC, or propose publicly to withdraw or modify, in a manner adverse to TWC, the approval or recommendation by the Board of Directors of Genius of this Agreement and the transactions contemplated hereby, (ii) approve any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or relating to, or that is intended to or could reasonably be expected to lead to, any Competing Transaction Proposal or (iii) approve or recommend, or propose publicly to approve or recommend, any Competing Transaction Proposal (any action described in clauses (i), (ii) or (iii) being referred to as an “Adverse Recommendation Change”). Notwithstanding the foregoing, at any time prior to obtaining the Genius Stockholder Approval, the Board of Directors of Genius may make an Adverse Recommendation Change if Genius receives a Superior Genius Proposal (as defined in Section 4.3(e)) and as a result thereof the Board of Directors of Genius determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with their fiduciary obligations.

(c) Genius promptly shall advise TWC orally and in writing of any Competing Transaction Proposal or any inquiry that could reasonably be expected to lead to any Competing Transaction Proposal, the identity of the Person making any such Competing Transaction Proposal and the principal terms and conditions thereof prior to furnishing any information or participating in any discussions permitted by Section 4.3(a) with respect to such Competing Transaction Proposal. Genius shall (i) keep TWC reasonably informed on a current basis of the status of and material developments respecting any Competing Transaction Proposal or inquiry (including any changes to the principal terms and conditions thereof), (ii) provide to TWC as soon as practicable after receipt or delivery thereof with copies of all written acquisition proposals sent or provided to the Genius or any Representative from any Person, and (iii) provide notice to TWC of any intent to take any of the actions described in Section 7.1(e) or to terminate this Agreement pursuant to Section 7.1(h) (it being understood that Genius shall not be entitled to take any of the actions described in Section 7.1(e)), or to terminate this Agreement in accordance with Section 7.1(h) unless and until it provides TWC not less than five business days notice of such proposed action or termination, as the case may be).

(d) Nothing contained in this Section 4.3 shall prohibit Genius from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or 14d-9 promulgated under the Exchange Act or from making any disclosure to Genius’ stockholders if, in the good faith judgment of the Board of Directors of Genius, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable Legal Requirements; provided, however, that in no event shall Genius, the Board of Directors of Genius or any committee thereof take, agree or resolve to take any action prohibited by Section 4.3(b). Any action taken by Genius or the Board of Directors of Genius in accordance with this Section 4.3(d) shall be deemed not to be a modification of the Board of Directors of Genius’ approval or recommendation of the transactions contemplated by this Agreement. Neither Genius nor the Board of Directors of Genius shall take, or fail to take, any action that would constitute a breach, default or other violation of its obligations under, or otherwise in any respect deprive TWC the benefits of, any interim distribution agreement or other agreement between Genius and TWC, including, without limitation (i) during any consideration, or following any acceptance, of a Competing Transaction Proposal or a Superior Genius Proposal by Genius or the Genius Board of Directors or (ii) following any termination of this Agreement pursuant to Article VII hereof.

(e) For purposes of this Agreement:

“Competing Transaction Proposal” means (i) any proposal or offer for a merger, share exchange, business combination, consolidation, dual listed structure, liquidation, dissolution, recapitalization, reorganization or other similar transaction involving the Company, (ii) any proposal or offer to acquire in any manner, directly or indirectly, over 5% of the equity securities of Genius or any business that constitutes 5% or more of the consolidated net revenues, net income or net assets of the Company, (iii) any proposal or offer relating to any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 5% or more of the outstanding equity securities of Genius, or (iv) any proposal or offer to invest in, acquire, lease, exchange, mortgage, pledge, dispose of or otherwise transfer, in any manner, directly or indirectly, Genius or its stock, business or assets or any material part thereof, or to form a partnership or joint venture with Genius or any Genius Subsidiary or any of their respective businesses, in a single transaction or a series of related transactions, in each case other than the transactions contemplated by this Agreement.

“Superior Genius Proposal” means any Competing Transaction Proposal (i) on terms which the Board of Directors of Genius determines in good faith, after consultation with outside counsel and its independent financial advisers, to be superior from a financial point of view to the holders of Genius Common Stock than the transactions contemplated by this Agreement, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by TWC to amend the terms of this Agreement or the transactions contemplated by this Agreement) and (ii) that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

(f) Except as contemplated or required by any of the Transaction Agreements or by applicable law, TWC will not directly or indirectly, through any officer, director, employee, agent or otherwise, (i) participate in any negotiations or solicit, initiate or encourage submission of inquiries, proposals or offers relating to the grant of any distribution or sale rights with respect to any Videograms in the Territory (as such terms are defined in the Video Distribution Agreement); (ii) enter into any agreement or take any action that by its terms or effect could reasonably be expected to adversely affect the ability of the parties hereto to consummate the transactions contemplated by this Agreement on the terms and conditions set forth herein; or (iii) furnish or authorize any agent or representative to furnish any information concerning this Agreement or the transactions contemplated hereby to any party.

4.4 Certain Notifications. From the date of this Agreement until the Closing, Genius and TWC shall promptly notify the other party in writing regarding any:

(a) in the case of Genius, any action taken not in the ordinary course of business and any circumstance or event that could reasonably be expected to have a Material Adverse Effect on Genius; or

(b) in the case of TWC, any event or circumstance that could reasonably be expected to materially adversely affect TWC’s ability to deliver “Covered Product” under the Distribution Agreement or otherwise perform its material obligations under the Distribution Agreement.

(c) fact, circumstance, event, or action by any of them or any of their respective affiliates (i) which, if known on the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement; or (ii) the existence, occurrence, or taking of which would result in any of their respective representations and warranties contained in this Agreement not being true and correct when made or at Closing;

(d) breach of any of their respective covenants or obligations hereunder; or

(e) circumstance or event which will result in, or could reasonably be expected to result in, the failure of any of them to timely satisfy any closing conditions specified in Article VI of this Agreement;

provided, however, that the delivery of any notice pursuant to this Section 4.4 shall not limit or otherwise affect the remedies available hereunder to either party, or modify in any way any disclosure in this Agreement or the TWC Disclosure Letter or the Genius Disclosure Letter, as applicable, as of the date hereof.

4.5 Updating Disclosure Letters. If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.4 would require a change to the Genius Disclosure Letter or the TWC Disclosure Letter if such disclosure letter were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Genius or TWC, as appropriate, shall promptly deliver to the other party an update to its disclosure letter specifying such change and shall use its best efforts to remedy same, as applicable; provided, that no such update shall be deemed to supplement or amend a disclosure letter for the purpose of (a) determining the accuracy of any of the representations and warranties made by any party in this Agreement or (b) determining whether any of the conditions set forth in Article VI have been satisfied.

4.6 Access to Information. From the date of this Agreement until the Closing, Genius, shall (i) permit TWC and its representatives to have free and complete access at all reasonable times, and in a manner so as not to interfere with normal business operations, to all premises, properties, personnel, persons having business relationships with it or its subsidiaries (including suppliers, licensees, customers and distributors), books, records, contracts and documents of or pertaining to it; (ii) furnish TWC with all financial, operating and other data and information related to their respective businesses (including copies thereof), as TWC may reasonably request; and (iii) otherwise cooperate and assist, to the extent reasonably requested, with TWC’s investigation of Genius. Genius will instruct its employees, counsel and financial advisors to cooperate with TWC and its authorized representatives in their investigation of Genius. No information or knowledge obtained in any investigation pursuant to this Section 4.6 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of TWC to consummate the transactions contemplated hereby.

4.7 Best Efforts. From the date of this Agreement until the Closing, each of Genius and TWC shall use their respective reasonable best efforts to cause to be fulfilled and satisfied all of the other party’s conditions to Closing set forth in Article VI.

4.8 Distributor. Unless TWC makes the New Distributor Election, on or prior to the Closing, TWC shall take such steps as are appropriate or necessary so that as of the Closing (a) the Distributor shall hold no assets or liabilities that have not been assumed by a third party (except for such assets and liabilities which are the subject of alternate arrangements as provided in the last clause of Section 1.2(b)), and (b) the limited liability company agreement of the Distributor shall be the form of Amended and Restated Limited Liability Company Agreement attached hereto as Exhibit F.

ARTICLE V. ADDITIONAL AGREEMENTS

5.1 Conversion of AVM into LLC. Genius shall cause each of AVM and Wellspring Media, Inc. to be converted into a limited liability company in their respective jurisdictions of organization on or prior to the transfer of AVM to the Distributor at Closing.

5.2 Proxy Statement.

(a) In connection with the meeting of the stockholders of Genius to approve this Agreement and the transactions contemplated hereby (the “Stockholders’ Meeting”), as soon as practicable but no later than five (5) business days after the date hereof (subject to extension for up to an additional five (5) business days for any delay related primarily to preparation of financial statements), Genius shall prepare and, subject to TWC’s rights under Section 5.2(b) and 5.4, file a proxy statement (the “Proxy Statement”), conforming to the requirements of applicable law, soliciting the approval of the stockholders of Genius of the transactions contemplated by this Agreement, including an amendment and restatement of the certificate of incorporation of Genius substantially in the form of Exhibit G attached hereto (the “Amended and Restated Certificate of Incorporation”). Each of Genius and TWC shall furnish all information reasonably requested by the other party in connection with the preparation of the Proxy Statement, provided, however, that TWC shall only be required to furnish information regarding TWC or its affiliates.

(b) Genius shall promptly (i) respond to any comments of any Governmental Authority, (ii) file all amendments or supplements to the Proxy Statement that are required by applicable law and (iii) cause the Proxy Statement to be mailed to all stockholders of Genius as promptly as practicable after the date hereof. Genius shall notify TWC promptly upon the receipt of any comments from any Governmental Authority of any request for amendments or supplements to the Proxy Statement or for additional information, and shall provide TWC a reasonable opportunity to review and comment on drafts of the Proxy Statement (including each amendment and supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC (provided that Genius shall (A) include in any such documents or responses all comments reasonably proposed by TWC and (B) not file, mail or otherwise deliver such document or respond to the SEC or the staff of the SEC over TWC’s reasonable objection) prior to filing such with or sending such to the SEC, and Genius will provide TWC with copies of all such filings made with the SEC. Genius will allow TWC to participate in any discussions with the SEC or any Governmental Authority regarding the Proxy Statement (unless otherwise requested by the SEC or such Governmental Authority) and shall provide TWC reasonable prior notice of any such discussion to so allow TWC to participate. Genius shall promptly supply TWC with copies of all correspondence between Genius or its representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to the Proxy Statement.

(c) If, at any time prior to the Closing Date, any event or circumstance relating to Genius is discovered by Genius that is required to be set forth in an amendment or supplement to the Proxy Statement, Genius will promptly inform TWC.

5.3 Stockholders’ Meeting. Genius shall duly call, give notice of, convene and hold the Stockholders’ Meeting in accordance with applicable law and the certificate of incorporation and bylaws of Genius as promptly as practicable after the date hereof for the purpose of voting upon the approval of the transactions contemplated by this Agreement. Genius shall use commercially reasonable efforts to take all lawful action necessary or advisable to solicit from its stockholders proxies in favor of the approval of the transactions contemplated by this Agreement and shall take all other reasonable action necessary or advisable to secure the requisite vote of stockholders in favor of such approval. The Board of Directors of Genius shall recommend that its shareholders vote in favor of the approval and adoption of this Agreement are the transactions contemplated hereby, and such recommendation shall be included in the Proxy Statement.

5.4 Public Disclosures. Except only as and to the extent required by law, neither TWC nor Genius shall (a) make any disclosure with respect to this Agreement and the transactions contemplated hereby without the prior consent of the other party or (b) release information regarding the matters contemplated by this Agreement except that a joint press release in agreed form may be issued by TWC and Genius. With respect to disclosures by Genius to the SEC or any other regulatory agency or pursuant to any governmental regulations, Genius will consult with TWC regarding any and all such disclosures about or relating to TWC or its business and TWC will have the right to review and comment on such disclosures. Genius will use its best efforts to comply with TWC’s requests and comments, including by limiting such disclosures to the extent possible and/or by seeking confidential treatment of such disclosures and involving TWC in such process (including without limitation allowing TWC to participate in discussions regarding limited disclosures and confidential treatment of disclosures, to the extent practicable). With respect to all other disclosures by Genius, TWC will have the right to review and approve in its sole discretion any and all such disclosures about or relating to TWC or its business.

5.5 Closing Capitalization Schedule. At the Closing, Genius will deliver Schedule 5.5 which will identify any changes to its representations and warranties made in Section 3.2 and 3.18(d) arising after the date hereof. Genius will cooperate with TWC to prepare a balance sheet of Genius and the Distributor as of the Closing within ten business days after the Closing Date, which balance sheets shall also include as schedules thereto, as applicable, (i) the discounted future ultimates expected to be received pursuant to each Unassigned Contract as of the Closing Date, (ii) a list and description of all Excluded Assets and Excluded Liabilities capable of being specifically identified at such time and (iii) a list and description of Transferred Assets and Assumed Liabilities capable of being specifically identified at such time; it being understood, however, that the failure of Genius to specifically identify an item as an Excluded Asset, Excluded Liability, Transferred Asset or Assumed Liability on Schedule 5.5 shall not be asserted by any party to establish that such item should not be included within such defined term.

5.6 Contingent Dividend Right. Within thirty (30) days following the Closing or such later time as is practicable, Genius will issue to its stockholders of record on the Closing Date (to the extent practicable) an instrument (the “Contingent Dividend Right”) entitling the holder thereof to receive from Genius cash payments from time to time after the Closing solely based on cash received by Genius from exercise of “Pre-closing Options and Warrants” (as such term is defined in the Limited Liability Company Agreement in effect at the Closing), when, as and if declared by the Board pursuant to a Special Vote of a Committee of the Board of Directors of Genius consisting of the At-Large Directors (as provided in Section (C)(2)(b)(iv) of Article IV of the Amended and Restated Certificate of Incorporation), but with no obligation of the Board to declare such payments, provided, that such issuance shall be subject to any requirement that Genius may have to first register or qualify the issuance of the Contingent Dividend Right with the SEC and state “blue-sky” securities authorities as applicable.

ARTICLE VI. CONDITIONS TO CLOSING

6.1 Conditions to Genius’ Obligation to Close. The obligations of Genius to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or prior to the Closing, of each of the following conditions, any of which may be waived by Genius in writing:

(a) Representations and Warranties. All of the representations and warranties of TWC in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (except for those representations and warranties which address matters only as of a particular date, which shall remain true and correct as of such date); provided, that the closing condition set forth in this Section 6.1(a) shall be deemed satisfied if the inaccuracies in such representations and warranties (without giving effect to any knowledge or materiality qualifier or standard contained in any such representation or warranty) would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on TWC.

(b) Covenants. TWC shall have performed in all material respects, all covenants and obligations in this Agreement required to be performed by it on or prior to the Closing Date.

(c) Officer’s Certificate. Genius shall have received a certificate, dated the Closing Date, signed on behalf of TWC certifying that the conditions set forth in Sections 6.1(a) and (d) have been satisfied.

(d) No Legal Proceedings. No Legal Proceeding that, if determined adversely, could reasonably be expected to have a Material Adverse Effect on TWC, shall be pending against TWC, except as disclosed to Genius in writing prior to the date of this Agreement.

(e) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any events or changes (other than those contemplated under this Agreement) which (i) have had or could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on TWC, (ii) have materially adversely affected TWC’s ability to produce or acquire motion pictures or perform any of its obligations under this Agreement or the Distribution Agreement, or (iii) have materially adversely affected the Film Release Schedule.

(f) Video Distribution Agreement. TWC shall have executed and delivered the Video Distribution Agreement substantially in the form attached hereto as Exhibit C. There shall have occurred no events or changes which have had or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on TWC’s ability to deliver “Covered Product” under the Distribution Agreement or otherwise perform its material obligations under the Distribution Agreement.

(g) Assignment Agreement. The Distributor shall have executed and delivered the General Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit D.

(h) Limited Liability Company Agreement. The members of Distributor shall have executed and delivered to Genius the Limited Liability Company Agreement of Distributor substantially in the form attached hereto as Exhibit F, which shall be the limited liability company agreement of the Distributor immediately following the Closing.

(i) Services Agreement. The Distributor shall have executed and delivered to Genius the Services Agreement substantially in the form attached hereto as Exhibit H.

6.2 Conditions to TWC’s Obligation to Close. The obligations of TWC to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or prior to the Closing, of each of the following conditions, any of which may be waived by TWC in writing:

(a) Representations and Warranties. All of the representations and warranties of Genius (i) set forth in Sections 3.1, 3.2, 3.3, 3.11, 3.30 and 3.31 in this Agreement (collectively, the “Specified Sections”) shall have been true and correct in all material respects, individually and in the aggregate, as of the date of this Agreement and shall be true and correct in all material respects, individually and in the aggregate, as of the Closing Date (except for those representations and warranties which address matters only as of a particular date, which shall remain true and correct as of such date) and (ii) set forth in this Agreement (other than the Specified Sections), and without giving effect to any knowledge or materiality qualifier or standard contained in any such representation or warranty, shall be true and correct in all respects, individually and in the aggregate, as of the date of this Agreement and as of the Closing Date, except for such failures to be true and correct that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Genius.

(b) Covenants. Genius shall have performed in all material respects all covenants and obligations in this Agreement required to be performed by it on or prior to the Closing Date.

(c) Officer’s Certificate. TWC shall have received a certificate, dated the Closing Date, signed on behalf of Genius certifying that the conditions set forth in Sections 6.2(a) and (d) have been satisfied.

(d) No Legal Proceedings. No material Legal Proceeding, and no Legal Proceeding initiated by a stockholder of Genius relating to the complainant’s rights as a stockholder of Genius, shall be pending against Genius, except as disclosed in any of the Genius SEC Reports filed during calendar year 2005 and prior to the date hereof.

(e) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any events or changes (other than those contemplated under this Agreement or any Transaction Agreement) which have had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Genius.

(f) Preferred Stock. Genius shall have issued one hundred (100) shares of its Class W Preferred Stock to or as directed by TWC or an affiliate of TWC, having the rights and privileges set forth in the Amended and Restated Certificate of Incorporation.

(g) Assignment Agreement. Genius shall have executed and delivered the General Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit D.

(h) Registration Rights Agreement. Genius shall have executed and delivered to TWC the Registration Rights Agreement substantially in the form attached hereto as Exhibit E.

(i) Limited Liability Company Agreement. Genius shall have executed and delivered to TWC the Limited Liability Company Agreement of Distributor substantially in the form attached hereto as Exhibit F, which shall be the limited liability company agreement of the Distributor immediately following the Closing.

(j) Employment Agreements. Each of the New Employment Agreements with the individuals identified on Schedule 6.2(j) of the TWC Disclosure Letter shall be in full force and effect.

(k) Fairness Opinion. The Fairness Opinion shall not have been modified or withdrawn.

(l) Stockholder Approval. The holders of a majority of the outstanding Genius Common Stock shall have approved (i) this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby, including the sale of the Transferred Assets to Distributor, (ii) the creation and designation of the Series W Preferred Stock, and (iii) the waiver of certain fiduciary obligations of TWC (including its affiliates and related persons) as a stockholder with respect to competing activities that it might engage in.

(m) Amendment of Certificate of Incorporation. The Amended and Restated Certificate of Incorporation shall have been duly filed with the Delaware Secretary of State.

(n) Board of Directors. The Board of Directors of Genius shall comprise seven (7) members, five (5) of whom shall have been designated by TWC or an affiliate of TWC in accordance with the Amended and Restated Certificate of Incorporation.

(o) Financing. Genius shall have received a gross amount of not less than $25 million in cash from new equity financing, prior to reasonable fees, expenses and commissions related thereto, with the proceeds of those financings available for immediate use by and contributed to the Distributor, on terms and conditions not less favorable to Genius or the Distributor in any respect from those contained in the Financing Commitments.

(p) Director’s and Officer’s Insurance. Genius shall have received a binding director’s and officer’s liability policy of insurance on terms and conditions, and with applicable coverages and exclusions, in such amounts as have been previously agreed by Genius and TWC.

(q) Subsidiary Liabilities. All Excluded Liabilities of any Genius Subsidiary shall have been transferred to, and assumed by, Genius, in the manner contemplated by this Agreement or the Transaction Agreements.

(r) Required Consents. All consents, waivers or approvals listed on Section 6.2(s) of the TWC Disclosure Letter shall have been obtained, without the imposition of any additional obligation or the payment of any additional consideration on the part of Genius or the Distributor, and in form and substance reasonably satisfactory to TWC, whether or not the failure to receive such consents waivers or approvals would have a Material Adverse Effect on Genius or TWC.

6.3 Conditions to Obligations of Each Party to Close. The respective obligations of each party to this Agreement to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or prior to the Closing, of each of the following conditions, any of which may be waived by Genius or TWC, as applicable, in writing:

(a) Stockholder Approval. This Agreement and the transactions contemplated hereby, including the Amended and Restated Certificate of Incorporation of Genius substantially in the form of Exhibit G attached hereto, shall have been approved by the requisite vote of the stockholders of Genius.

(b) HSR Approval. All waiting periods (and any extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

(c) Consents. All consents, waivers or approvals required to be obtained in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained, except where the failure to receive such consents, waivers or approvals would not have a Material Adverse Effect on Genius or TWC.

(d) No Legal Impediments to Closing. There shall not be in effect any Order issued by any Governmental Authority preventing the consummation of the transactions contemplated by this Agreement, nor shall any Legal Proceeding be pending that seeks any of the foregoing. There shall not be any Legal Requirement prohibiting the parties from consummating the transactions contemplated by this Agreement.

ARTICLE VII. TERMINATION

7.1 Circumstances for Termination. At any time prior to the Closing, this Agreement may be terminated by the mutual written consent of Genius and TWC, or by Genius or TWC by delivery of written notice to the other explaining the reason for such termination (without prejudice to other remedies which may be available to the parties under this Agreement, at law or in equity):

(a) by either Genius or TWC if (i) the non-terminating party is in material breach of any material covenant contained in this Agreement and such breach shall not have been cured within fifteen (15) days of receipt by such party of written notice from the terminating party of such breach and (ii) the terminating party is not, on the date of termination, in material breach of any material covenant contained in this Agreement;

(b) by either Genius or TWC if (i) the Closing has not occurred on or prior to April 15, 2006 (the “Outside Date”) for any reason and (ii) the terminating party is not, on the date of termination, in material breach of any material provision of this Agreement;

(c) by either Genius or TWC if (i) satisfaction of a closing condition of the terminating party in Article VI is impossible and (ii) the terminating party is not, on the date of termination, in material breach of any material provision of this Agreement;

(d) by either Genius or TWC if, at the Stockholders’ Meeting (or any adjournment or postponement thereof), the requisite vote of the stockholders of Genius do not approve this Agreement and the transactions contemplated hereby, including approving the Amended and Restated Certificate of Incorporation of Genius in the form attached hereto as Exhibit G;

(e) by TWC if (i) an Adverse Recommendation Change shall have occurred, (ii) the Board of Directors of Genius or any committee thereof fails to recommend (or reconfirm its recommendation promptly upon request) to Genius’ stockholders that they give the Genius Stockholder Approval, (iii) a tender or exchange offer or other solicitation or proposal that would constitute an alternative Competing Transaction Proposal is commenced on or after the date of this Agreement and Genius Board of Directors or any committee thereof fails to recommend against acceptance of such tender or exchange offer or other solicitation or proposal by Genius’ stockholders (including by means of taking no position with respect to the acceptance of such tender or exchange offer by the Genius stockholders) within ten business days from the commencement thereof or (iv) the Board of Directors of Genius or any committee thereof resolves to take any of the foregoing actions;

(f) by TWC if Genius gives TWC a Termination Notice contemplated by Section 7.1(h);

(g) by Genius if (i) the Board of Managers of TWC, (ii) the Board of Managers of The Weinstein Company Funding LLC or (iii) the Board of Representatives of The Weinstein Company Holdings LLC, or any committee thereof, whether or not permitted pursuant to the terms hereof, shall revoke, amend, modify, withdraw or otherwise change its approval or recommendation of advisability of this Agreement or the transactions contemplated hereby or shall resolve to take any such actions;

(h) by Genius if (i) the Board of Directors of Genius has received a Superior Genius Proposal; (ii) in light of such Superior Genius Proposal the Board of Directors of Genius shall have determined in good faith, after consultation with outside counsel, that it is necessary for the Company Board to withdraw or modify its approval or recommendation of this Agreement or transactions contemplated hereby in order to comply with its fiduciary duty to the stockholders of Genius under applicable Legal Requirements (any such determination, a “Superior Proposal Determination”); (iii) Genius has notified TWC in writing that it has made a Superior Proposal Determination (a “Termination Notice”) and shall have provided to TWC in writing the final terms and conditions of, such Superior Genius Proposal; (iv) Genius is in compliance with Section 4.3; (v) Genius has previously paid or concurrently pays the fees and expenses due under Section 7.3; and (vi) the Board of Directors of Genius concurrently approves, and Genius concurrently or promptly thereafter enters into, a definitive agreement providing for the implementation of such Superior Genius Proposal, provided that it has complied with all of the foregoing provisions, including the notice provision; or

(i) by TWC if (A) Genius shall announce its intention to disclose publicly any confidential, proprietary or other non-public information of, regarding or affecting TWC or any of its affiliates or any of their respective officers, directors, members or managers or (B) any of the information referred to in clause (A) of this Section 7.1(i) shall be required to be disclosed pursuant to any Legal Requirement, which disclosure described in (A) or (B), or the effects thereof, shall be or could reasonably be likely to be, in the reasonable judgment of TWC, materially adverse to TWC or any of its affiliates or any of their respective officers, directors, members or managers.

7.2 Effect of Termination. Subject to Section 7.3, if this Agreement is terminated in accordance with Section 7.1, all obligations of the parties hereunder shall terminate, except for the obligations set forth in this Article VII and Article IX and Section 5.4; provided, that nothing herein shall relieve any party from liability for the breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

7.3 Fees for Termination.

(a)  Genius shall pay to TWC or its designee a fee in the amount of $4,000,000 (the “Genius Termination Fee”) which shall be inclusive of reasonable and customary out-of-pocket costs and expenses (including, without limitation, costs or expenses of lenders, legal counsel, investment bankers, consultants, accountants and other advisors) paid or incurred in connection with consummating the transactions contemplated by this Agreement (“TWC Expenses”), in cash, by wire transfer of immediately available funds to an account designated by TWC or such designee, if: (i) Genius terminates this Agreement pursuant to Section 7.1(h) or TWC terminates this Agreement pursuant to Section 7.1(f); (ii) TWC terminates this Agreement pursuant to Section 7.1(a) (so long as the breach or failure to perform giving rise to such right of termination was a willful and knowing breach or failure to perform) or Section 7.1(e); or (iii) Genius or TWC terminates this Agreement pursuant to Section 7.1(b), but only if (A) a Competing Transaction Proposal shall have been publicly disclosed or disclosed to Genius prior to the Outside Date, and (B) within 12 months after such termination Genius (or any Genius Subsidiary) enters into a definitive agreement with respect to a Superior Genius Proposal with the Person or group (or any affiliate of such Person or any member of such group) that made the Competing Transaction Proposal referred to in clause (A) above, or consummates a transaction that constitutes a Superior Genius Proposal with such Person or group (or any affiliate of such Person or any member of such group).

(b)  Genius shall pay to TWC or its designee in cash, by wire transfer of immediately available funds to an account designated by TWC or such designee: (i) an amount necessary to reimburse TWC for its TWC Expenses, not to exceed $750,000, if Genius or TWC terminates this Agreement pursuant to Section 7.1(d) or 7.1(i), and (ii) the Genius Termination Fee less the amount of TWC Expenses paid pursuant to clause (i) of this sentence if Genius or TWC terminates this Agreement pursuant to Section 7.1(d), but with respect to this clause (ii) only if (A) a Competing Transaction Proposal shall have been publicly disclosed prior to the Genius Stockholders Meeting, and (B) within 12 months after such termination Genius (or any Genius Subsidiary) enters into a definitive agreement with respect to, or consummates, a Competing Transaction Proposal.

(c)  Any amounts due under this Section 7.3 shall be paid on the date of termination of this Agreement (except that in the case of termination pursuant to (x) clause (iii) of the first sentence of Section 7.3(a) and (y) clause (ii) of Section 7.3(b), such payment shall be made on the date of execution of such definitive agreement or, if earlier, consummation of such transactions).

ARTICLE VIII. INDEMNIFICATION

8.1 Survival of Covenants, Representations and Warranties. The covenants and agreements contained herein shall survive until satisfied unless this Agreement explicitly provides for a specific termination date. All representations and warranties of the parties to this Agreement or any other Transaction Agreement shall survive the Closing and terminate on the eighteen (18) month anniversary of the Closing Date (the “Survival Date”); provided, that (a) all representations and warranties of the parties contained in Section 2.1 (Organization and Qualification; Subsidiaries), Section 2.2 (Authority), Section 3.1 (Organization and Qualification; Subsidiaries), Section 3.2 (Capitalization), Section 3.3 (Authority), Section 3.11 (Tax Matters), 3.30 (Foreign Corrupt Practices Act) and 3.31 (No Prior Activities) shall survive until 90 days after all applicable statutes of limitations, including waivers and extensions, have expired with respect to each matter addressed therein; and (b) any claim for indemnification based upon a breach of any such representation or warranty and asserted prior to the Survival Date by written notice shall survive until final resolution of such claim. The representations and warranties contained in this Agreement (and any right to indemnification for breach thereof) shall not be affected by any investigation, verification or examination by any party hereto or by any such party’s knowledge of any facts with respect to the accuracy or inaccuracy of any such representation or warranty. Notwithstanding the foregoing, if an indemnification claim or claims are asserted pursuant to this Article VIII prior to the expiration as provided in this Section 8.1 of the representation or warranty that is the basis for that claim or claims, then those claims shall survive until their final resolution.

8.2 Indemnification by TWC. Subject to the limitations set forth in this Article VIII, TWC shall indemnify, defend and hold harmless the Distributor, and Genius and its affiliates and their respective officers, directors, members, employees, consultants, representatives or other agents (all such Persons being referred to hereinafter as a “Genius Indemnified Person”), from and against any and all Damages, whether or not involving a third-party claim, including attorneys’ fees (collectively, “Genius Damages”), arising out of, relating to or resulting from (a) any breach of a representation or warranty of TWC contained in this Agreement or in any other Transaction Agreement; (b) any breach of or failure to perform a covenant of TWC contained in this Agreement or in any other Transaction Agreement; and (c) any Excluded Distributor Liability, paid, payable or asserted against the Distributor or any Genius Indemnified Person or to which the Distributor or any Genius Indemnified Person may become subject.

8.3 Indemnification by Genius. Subject to the limitations set forth in this Article VIII, Genius shall indemnify, defend and hold harmless the Distributor, and TWC and its affiliates and their respective officers, directors, members, employees, consultants, representatives or other agents (all such Persons being referred to hereinafter as a “TWC Indemnified Person”), from and against any and all Damages, whether or not involving a third-party claim, including attorneys’ fees (collectively, “TWC Damages”), arising out of, relating to or resulting from (a) any breach of a representation or warranty of Genius contained in this Agreement or in any other Transaction Agreement; (b) any breach of or failure to perform a covenant of Genius contained in this Agreement or in any other Transaction Agreement; and (c) any Excluded Liability, paid, payable or asserted against the Distributor or any TWC Indemnified Person or to which the Distributor or any TWC Indemnified Person may become subject.

8.4 Procedures for Indemnification. Promptly after receipt by a party entitled to indemnification hereunder (the “Indemnitee”) of written notice of the assertion or the commencement of any Legal Proceeding by a third-party with respect to any matter referred to in Sections 8.2 or 8.3, the Indemnitee shall give written notice thereof to the party obligated to indemnify Indemnitee (the “Indemnitor”), and thereafter shall keep the Indemnitor reasonably informed with respect thereto; provided, that failure of the Indemnitee to give the Indemnitor notice as provided herein shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor is prejudiced thereby. A claim for indemnification for any matter not involving a third-party Legal Proceeding may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.

8.5 Limitations on Indemnification.

(a) Notwithstanding anything herein to the contrary, TWC shall not be obligated to indemnify any Genius Indemnified Person under this Article VIII to the extent that the aggregate of all Genius Damages exceeds $15,000,000 (the “Indemnification Cap”); provided, however, that the Indemnification Cap shall not apply to any TWC indemnification obligation arising out of, relating to or resulting from (i) fraud or intentional misrepresentation or breach of warranty by TWC or (ii) an Excluded Distributor Liability.

(b) Notwithstanding anything herein to the contrary, Genius shall not be obligated to indemnify any TWC Indemnified Person under this Article VIII to the extent that the aggregate of all TWC Damages exceeds the Indemnification Cap; provided, that the Indemnification Cap shall not apply to any Genius indemnification obligation arising out of, relating to or resulting from (i) fraud or intentional misrepresentation or breach of warranty by Genius, (ii) with respect to breaches of the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.11, 3.30 or 3.31 or (iii) any Excluded Liabilities.

(c) Genius will not be entitled to seek indemnification under Section 8.2 for Genius Damages unless and until the aggregate amount of all Genius Damages exceeds $200,000 (the “Threshold Amount”), at which point TWC shall be liable for all Genius Damages in excess of the Threshold Amount (subject to the other provisions hereof); provided, that the Threshold Amount shall not apply (i) with respect to breaches of the representations and warranties contained in Sections 2.1, 2.2 and 2.8 (ii) in cases of fraud or intentional misrepresentation or (iii) any Excluded Distributor Liability.

(d) The Distributor or TWC will not be entitled to seek indemnification under Section 8.3 for TWC Damages arising out of breaches of representations and warranties unless and until the aggregate amount of all TWC Damages exceeds the Threshold Amount, at which point Genius shall be liable for all TWC Damages in excess of the Threshold Amount (subject to the other provisions hereof); provided, that the Threshold Amount shall not apply (i) with respect to breaches of the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.11, 3.30 or 3.31, (ii) in cases of fraud or intentional misrepresentation and (iii) with respect to any Excluded Liabilities.

(e) If, following the Closing, (i) Genius conducts a debt or equity financing in order to raise funds to satisfy an indemnification obligation of Genius under this Article VIII, then the ratio setting forth the number of shares of Genius Common Stock into which Class W Units may be converted or exchanged at any time shall be adjusted, as provided in the Limited Liability Company Agreement or (ii) the Distributor satisfies directly any liability for which it is entitled to indemnification by Genius pursuant to this Article VIII, then additional Class W Units shall be issuable, as provided in the Limited Liability Company Agreement.

8.6 Remedies Cumulative. The remedies provided in this Agreement shall be cumulative and shall not preclude any party from asserting any other right, or seeking any other remedies, against the other party. No party shall be foreclosed from and each party shall be permitted to pursue (i) any and all equitable relief or other equitable remedies (including, without limitation, specific performance) that may be available to such party, and (ii) any applicable statutory, equitable, common law or other remedy that may be available to such party for breach of any covenants or agreements contained herein.

ARTICLE IX. MISCELLANEOUS PROVISIONS

9.1 Expenses. Subject to Section 7.3, whether or not the transactions contemplated hereby are consummated, each party shall pay it own costs and expenses in connection with this Agreement and the other Transaction Agreements, including without limitation the fees and expenses of its advisers, accountants and legal counsel; provided, that Genius and TWC shall share equally all fees and expenses, other than attorneys’ fees, incurred in connection with any filings under the HSR Act. If the Closing occurs, all costs and expenses of Genius and TWC incurred in connection with this Agreement and the other Transaction Agreements shall be paid or reimbursed to each of Genius and TWC by the Distributor at Closing.

9.2 Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

9.3 Further Assurances. Each party agrees (a) to furnish upon request to each other party such further information, (b) to execute and deliver to each other party such other documents and (c) to do such other acts and things, all as another party may reasonably request for the purpose of carrying out the intent of this Agreement and the other Transaction Agreements.

9.4 Entire Agreement. This Agreement and the other Transaction Agreements constitute the entire agreement between and among the parties hereto with regard to the subject matter hereof, and supersedes all prior agreements and understandings with regard to such subject matter, including the Confidential Letter of Intent dated as of September 19, 2005 which the parties agree is terminated and of no further force or effect. There are no agreements, representations or warranties between or among the parties other than those set forth in this Agreement and the other Transaction Agreements.

9.5 Amendment, Waivers and Consents. This Agreement shall not be changed or modified, in whole or in part, except by supplemental agreement signed by all the parties. Any party may waive compliance by any other party with any of the covenants or conditions of this Agreement, but no waiver shall be binding unless executed in writing by the party making the waiver. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. Any consent under this Agreement shall be in writing and shall be effective only to the extent specifically set forth in such writing.

9.6 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that no party hereto may assign any right or obligation hereunder without the prior written consent of all other parties hereto.

9.7 Governing Law. The rights and obligations of the parties shall be governed by, and this Agreement shall be interpreted, construed and enforced in accordance with, the laws of the State of New York, excluding its conflict of laws rules to the extent such rules would apply the law of another jurisdiction.

9.8 Rules of Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The parties acknowledge that each party has read and negotiated the language used in this Agreement. The parties agree that, because all parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party’s role in drafting this Agreement.

9.9 Severability. If any provision of this Agreement, as applied to either party or to any circumstance, is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

9.10 Exhibits. All Exhibits, the TWC Disclosure Letter and the Genius Disclosure Letter shall be deemed to be a part of this Agreement and are fully incorporated in this Agreement by this reference.

9.11 Notices. Any notice required or permitted to be given hereunder shall be sufficient if in writing and (a) delivered in person against written receipt therefor, or by nationally recognized express delivery or courier service requiring acknowledgment of receipt, (b) sent by facsimile, or (c) deposited in the mail registered or certified first class, postage prepaid and return receipt requested (provided that any notice given pursuant to clause (b) is also confirmed by the means described in clause (a) or (c)) to such address or facsimile of the party set forth below or to such other place or places as such party from time to time may designate in writing in compliance with the terms hereof. Each notice shall be deemed given when so delivered personally, or sent by facsimile transmission, or, if sent by express delivery or courier service one (1) business day after being sent, or if mailed, five (5) business days after the date of deposit in the mail. A notice of change of address or facsimile number shall be effective only when done in accordance with this Section 9.11.

To Genius:	Genius Products, Inc.
740 Lomas Santa Fe, Suite 210
Solana Beach, CA 92075
Facsimile: 858-793-8842
Attention: Trevor Drinkwater

With copies to:	Morrison & Foerster LLP
555 West Fifth Street, Suite 3500
Los Angeles, CA 90013
Facsimile: 213-892-5454
Attention: Allen Z. Sussman, Esq.

To TWC:	The Weinstein Company LLC
345 Hudson Street, 13th Floor
New York, NY 10014
Facsimile: (917) 368-6999
Attention: Larry Madden; and to

The Weinstein Company LLC
375 Greenwich St., 3rd Floor
New York, NY 10013
Facsimile: (212) 941-3880
Attention: Charles Layton

With copies to:	O’Melveny & Myers LLP
1999 Avenue of the Stars, 7th Floor
Los Angeles, CA 90067
Facsimile: (310) 246-6779
Attention: Joseph A. Calabrese; and to

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Facsimile: (212) 757-3990
Attention: James H. Schwab

9.12 Rights of Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement. TWC and its affiliates are expressly intended to be third party beneficiaries of the representations, warranties, covenants and agreements of Genius made to the Distributor hereunder.

9.13 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signatures Page Follows]

IN WITNESS WHEREOF, each of the parties has caused this Master Contribution Agreement to be executed on its behalf as of the date first written above.

"Genius"	“TWC”
GENIUS PRODUCTS, INC.	THE WEINSTEIN COMPANY LLC
By: /s/ Trevor Drinkwater	By: /s/ Larry Madden
Name: Trevor Drinkwater	Name: Larry Madden
Title: Chief Executive Officer	Title: Executive Vice President and Chief Financial Officer

Attest:	Attest:
By: /s/ Michel Urich	By: /s/ Irwin Reiter
Name: Michel Urich	Name: Irwin Reiter
Title: General Counsel	Title: EVP - Accounting & Reporting

“Distributor”
THE WEINSTEIN COMPANY HOLDINGS LLC
By: /s/ Larry Madden
Name: Larry Madden
Title: Executive Vice President and Chief Financial Officer

SIGNATURE PAGE TO
MASTER CONTRIBUTION AGREEMENT

EXHIBIT A

CERTAIN DEFINITIONS

“Action” means any action, complaint, investigation, petition, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Authority.

“Agreement” shall mean the Master Contribution Agreement to which this Exhibit A is attached (including the Genius Disclosure Letter, the TWC Disclosure Letter and all schedules and exhibits attached hereto), as it may be amended from time to time.

“Applicable Copyright Law” means the Copyright Act of 1976, as amended, and, as applicable, common law of any jurisdiction in the United States, the Copyright Act of 1909, as amended, the Universal Copyright Convention and the Berne Convention.

“AVM” shall mean American Vantage Media Corporation, a Nevada corporation.

“Closing” shall have the meaning specified in Section 1.4.

“Closing Date” shall have the meaning specified in Section 1.4.

“Class W Units” shall mean Class W units of membership interests in the Distributor.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Copyright” means legal, economic, moral and neighboring rights in any work of authorship, including, without limitation, those arising under Applicable Copyright Law, and all registrations, renewals, and applications for registration or renewal of any of the foregoing owned or controlled by Genius or any Genius Subsidiary, including, without limitation, the copyrights listed in Section 3.16 of the Genius Disclosure Letter.

“Damages” shall mean and include any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, accounting fee, expert fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

“Distributor” shall mean The Weinstein Company Holdings LLC, a Delaware limited liability company.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

EXHIBIT A

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust or company (including any limited liability company or joint stock company or other legal entity).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall have the meaning specified in Section 1.1.

“Excluded Distributor Liabilities” means any of the burdens, obligations or liabilities of Distributor or any entity which was a subsidiary of the Distributor prior to the Closing (“Distributor Subsidiaries”) (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability) arising (a) prior to Closing with respect to Distributor, (b) prior to or after the Closing with respect to any Distributor Subsidiary, (c) prior to or after the Closing with respect to any transaction, event or circumstance of Distributor or any Distributor Subsidiary occurring or existing, or alleged to have occurred or existed, prior to Closing. Distributor Subsidiaries shall not include any Genius Subsidiary, in each case other than burdens, obligations or liabilities arising from this Agreement or the Distribution Agreement.

“GAAP” means U.S. generally accepted accounting principles in effect on the date on which they are to be applied pursuant to this Agreement, applied consistently throughout the relevant periods.

“Genius” shall mean Genius Products, Inc., a Delaware corporation.

“Genius Common Stock” means the common stock of Genius, par value $0.0001 per share.

“Genius Contracts” shall mean (i) all agreements that are required to be filed as “material contracts” with the SEC pursuant to the requirements of the Exchange Act and (ii) each of the following contracts and other agreements (or group of related agreements), or commitments, written or oral, to which Genius or any Genius Subsidiary is a party:

(a) for the lease of real or personal property to or from any Person providing for lease payments greater than $10,000 per month;

(b) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services involving payments greater than $25,000 per month;

(c) concerning a partnership or joint venture;

EXHIBIT A

(d) that grants a third party a right of first refusal;

(e) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation or under which it has imposed a lien on any of its assets, tangible or intangible;

(f) concerning noncompetition or exclusivity;

(g) for the employment of any individual on a full-time, part-time, consulting, or other basis or providing severance benefits;

(h) under which it has advanced or loaned any amount to any of its directors, officers, or employees;

(i) under which the consequences of a default or termination could have Material Adverse Effect on Genius;

(j) not terminable by Genius upon notice of six (6) months or less, or involving payments or obligations of Genius in excess of $50,000 per annum or $100,000 in the aggregate; and

(j) any other material agreement to which Genius or any Genius Subsidiary is a party whether or not required to be disclosed under the rules or regulations of the SEC.

“Governmental Approval” shall mean any: (a) permit, license, certificate, concession, approval, consent, ratification, permission, clearance, confirmation, exemption, waiver, franchise, certification, designation, rating, registration, variance, qualification, accreditation or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement; or (b) right under any contract with any Governmental Authority.

“Governmental Authority” shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multinational organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Guild Encumbrances” means any right, including, without limitation, so called “separated rights” and rights similar thereto, obtained pursuant to the terms of any guild, union or other collective bargaining agreement (including, without limitation, any agreement with any guild, union or labor organization) applicable to any assets included in the Library, whether said right is obtained directly or by implication or reference in an individual contract, to: (i) receive money or any other valuable consideration for merchandising any assets included in the Library; or (ii) limit or prohibit the exercise of any or all of the rights of exploitation of any assets included in the Library; or (iii) receive money or other valuable consideration for the exercise of any of all of the rights of exploitation of any or all of the assets included in the Library.

EXHIBIT A

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” shall mean domestic and foreign (i) copyrightable works and copyrights and all applications and registrations therefor, and renewals thereof; (ii) trademarks, service marks, trade dress, trade names, logos, corporate names, domain names, and all applications and registrations therefor and renewals thereof, and all goodwill associated therewith; (iii) inventions (whether patentable or unpatentable), all improvements thereto, and patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (iv) proprietary software (including data and related documentation) and proprietary databases; (v) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (vi) copies and tangible embodiments of the foregoing (in whatever form or medium); (vii) licenses and other rights to any of the foregoing; and (viii) related ownership, use and other intellectual property and intangible asset rights in and to any of the foregoing (including the right to sue for past, present and future infringements or misappropriations thereof).

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Authority or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, Order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Library” means, collectively, all Library Rights and all Library Tangible Assets.

“Library Film Properties” means all physical properties of, or relating to, any item of Library Products or Work in Progress, including, without limitation, digital masters, prints, negatives, duplicating negatives, fine grains, music and sound effects tracks, master tapes and all other duplicating masters and materials of any kind, all various language dubbed and titled versions, prints and negatives of stills, trailers and television spots, all promos and other advertising, marketing and publicity materials, stock footage, trims, tabs, out-takes, cells, drawings, storyboards, models, sculptures, puppets, sketches, and continuities, including, without limitation, any of the foregoing in the possession, custody or control of Genius or any of Genius Subsidiary, or to the extent owned by Genius or any of Genius Subsidiary, in the possession of its predecessors or assigns or any film laboratories, storage facilities or other third parties.

EXHIBIT A

“Library Literary Properties” means all literary, dramatic or other works, screenplays, stories, adaptations, scripts, treatments, formats, bibles, scenarios, characters, titles, and any and all other literary or dramatic materials of any kind and any rights therein in which Genius or any Genius Subsidiary has rights, including, without limitation, any remake, sequel, prequel, series, character, legitimate stage, merchandising and other derivative, compilation and ancillary rights of every kind, whether now or hereafter recognized, in all media including without limitation, for theatrical, non-theatrical, home video, multi-media, interactive, computer, pay-per-view, television, pay or basic cable, DBS, TVRO, MDS, MMDS, STV or any other form of exhibition or distribution now known or hereafter devised, in any of the Library Products or Works in Progress or Unproduced Properties.

“Library Music Rights” means all music synchronization, performance, mechanical, publication and other rights (including without limitation rights relating to works as are in progress, pre-production, post-production or development and otherwise not yet completed or released) in which Genius or any Genius Subsidiary has rights.

“Library Outstanding Agreements” means all Genius Contracts now in effect pursuant to which Genius or any Genius Subsidiary has any rights to distribute, exhibit, use, exercise or exploit, any rights in or to, or providing for the acquisition, sale, purchase, lease, license or other disposition by or to Genius or any of Genius Subsidiary of, any of the assets included in the Library.

“Library Products” means any and all completed audio, visual and/or audiovisual works of any kind or character in which Genius or any Genius Subsidiary has rights, including, without limitation, those properties listed on Section 3.16 of the Genius Disclosure Letter, including, without limitation, motion pictures, television programs, series, mini-series, pilots, specials, documentaries, cartoons, compilations, promotional films, trailers and shorts, whether animated, live action or both, whether produced for theatrical, non-theatrical, home video, multi-media, interactive, computer, pay-per-view, television, pay or basic cable, DBS, TVRO, MDS, MMDS, STV or any other form of exhibition or distribution now known or hereafter devised.

“Library Rights” means, collectively, all Library Products, Works in Progress, Unproduced Properties, Library Literary Properties, Library Music Rights, Library Underlying Agreements, and Library Outstanding Agreements, as such terms are defined herein.

“Library Tangible Assets” means, collectively, all Library Film Properties and all written Genius Contracts and other documents evidencing, memorializing or otherwise relating to the Library Rights, including, without limitation, the Library Underlying Agreements and Library Outstanding Agreements.

EXHIBIT A

“Library Underlying Agreements” means all Genius Contracts with writers, directors, producers, actors, artists, animators, voice talent or other parties relating to the preparation or production of any of the Library Products, pursuant to which Genius or any Genius Subsidiary has any rights in or obligations relating to the Library Products, Works in Progress, Unproduced Properties, or any element thereof.

“Marks” means all brand names, service marks, trademarks, tradenames, logos and other words or symbols used to identify the source of goods or services that are or have been used in connection with the business of Genius and the Genius Subsidiaries or the Library.

“Material Adverse Effect” means, with respect to any Entity, any event, change or effect that, when taken individually or together with all other adverse events, changes and effects, is or is reasonably likely (a) to be materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations of that Entity and its subsidiaries, taken as a whole, or (b) to prevent, have an adverse effect on or materially delay consummation of the transactions contemplated by this Agreement or otherwise to prevent or have an adverse effect on the Entity’s performance of its obligations under this Agreement.

“Order” shall mean any: (a) temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel; or (b) contract with any Governmental Authority that is or has been entered into in connection with any Legal Proceeding.

“Participation” means any contingent right in, or to receive money or other consideration in respect of, the exploitation of any asset included in the Library, excluding Guild Encumbrances.

“Permitted Encumbrances” shall mean (a) Encumbrances for Taxes or governmental assessments, charges or claims, the payment of which is not yet due, or for Taxes, the validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established, (b) Encumbrances of warehousemen, mechanics and materialmen and other similar statutory Encumbrances incurred in the ordinary course of business, (c) any utility company rights, easements and franchises, and (d) those Encumbrances listed on Section PE to the Genius Disclosure Letter hereto.

“Person” means an individual, general partnership, limited partnership, limited liability company, corporation, trust, estate, real estate investment trust, association or any other entity.

“SEC” means the U.S. Securities and Exchange Commission.

EXHIBIT A

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Survival Date” shall have the meaning specified in Section 9.1.

“Tax” or “Taxes” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which the Genius Group is required to pay, withhold or collect.

“Tax Return” means any report, return, document, declaration, or any other information or filing required to be supplied to any taxing authority or jurisdiction (domestic or foreign) in respect of Taxes, including, information returns, any document in respect of or accompanying payments or estimated Taxes, or in respect of or accompanying requests for the extension of time in which to file any such report, return document, declaration, or other information, including amendments thereof and attachments thereto.

“Transaction Agreements” shall mean this Agreement, the Distribution Agreement in the form attached to this Agreement as Exhibit D, the Registration Rights Agreement in the form attached to this Agreement as Exhibit E, the Limited Liability Company Agreement in the form attached to this Agreement as Exhibit E, and the Services Agreement in the form attached to this Agreement as Exhibit H.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the OTC Bulletin Board, the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market or the Nasdaq SmallCap Market.

“TWC” shall mean The Weinstein Company LLC, a Delaware limited liability company.

“TWC Disclosure Letter” shall have the meaning specified in Article II.

“TWC Permits” shall have the meaning specified in Section 2.6.

“Unproduced Properties” means all creative projects in which Genius or any Genius Subsidiary owns, or has the right to acquire, any rights whatsoever that do not constitute Library Products or Works in Progress and on which Genius or any Genius Subsidiary has invested, spent and/or committed to invest or spend, in the aggregate in respect of any single project, $10,000 or more, including without limitation those properties listed on Section 3.16 of the Genius Disclosure Letter.

EXHIBIT A

“Works in Progress” means all audio, visual and/or audiovisual works for which production has commenced or is scheduled to be commenced and which, if completed, would otherwise constitute Library Products, including without limitation those properties listed on Section 31.16 of the Genius Disclosure Letter.

EXHIBIT A